As filed with the Securities and Exchange Commission on December 30, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	94-1690082
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

One Riverway, Suite 2100
Houston, Texas 77056
(713) 850-7600

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Thomas J. Concannon
Vice President
One Riverway, Suite 2100
Houston, Texas 77056
(713) 850-7600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

James J. Spring, III
Chamberlain, Hrdlicka, White, Williams & Martin
1200 Smith Street, Suite 1400
Houston, Texas  77002-4310
(713) 658-1818

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	25,670,000 Shares(2)	$2.60(4)	$66,742,000(4)	$7,141.40
Common stock, $0.01 par value	2,741,050(3)	$2.00	$5,482,100	$586.59

(1)             In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)             Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(3)             Represents shares of the registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in this registration statement.

(4)             Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, upon the basis of the average high and low prices of our common stock as quoted on the Nasdaq National Market Over the Counter Bulletin Board on December 27, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

28,411,050 Shares

[INSERT COMPANY LOGO]

GEOKINETICS INC.

Common Stock

This prospectus relates to the offer and sale of up to 25,670,000 outstanding shares of our common stock and up to 2,741,050 shares of common stock that may be issued on the exercise of warrants. Such shares may be offered and sold from time to time by the persons described in this prospectus under the heading “Selling Stockholders” or by pledgees, donees, transferees, assignees or other successors-in-interest of such persons (collectively, the “Selling Stockholders”).

The Selling Stockholders may offer their shares from time to time through one or more underwriters, brokers or dealers, on the NASDAQ Stock Market Over the Counter Bulletin Board (the “OTCBB”) at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Stockholders or in private transactions. We will not receive any proceeds from the sale of shares by the Selling Stockholders. In connection with any sales, the Selling Stockholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Stockholders will pay commissions and selling expenses, if any, incurred by them.

Our common stock is quoted on the OTCBB under the symbol “GOKN.OB.” On December 27, 2005, the last reported sale price of our common stock was $2.60 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December        , 2005.

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Securityholders may sell, from time to time, the securities covered in this prospectus in one or more offerings. The shares covered by this prospectus include 25,670,000 outstanding shares of common stock and 2,741,050 shares of common stock issuable upon the exercise of warrants.

A prospectus supplement may include additional risk factors or other special considerations applicable to these securities. Any prospectus supplement may also add, update, or change information in this prospectus. We recommend that you carefully read this entire prospectus, especially the section entitled “Risk Factors” beginning on page 20, together with any supplements before making a decision to invest in our common stock.

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WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus.

This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:

•       Annual Report on Form 10-KSB for the year ended December 31, 2004;

•       Quarterly Report on Form 10-Q for the three month period ended March 31, 2005;

•       Quarterly Report on Form 10-Q for the six month period ended June 30, 2005;

•       Quarterly Report on Form 10-Q for the nine month period ended September 30, 2005;

•       Current Report on Form 8-K dated August 4, 2005 that announced our acquisition of Trace Energy Services Ltd.;

•       Current Report on Form 8-K dated December 2, 2005, as amended by Form 8-K/A dated December 8, 2005, that announced our initial closing of the private placement of common stock and warrants covered herein and our completion of the Trace Acquisition; and

•       Current Report on Form 8-K dated December 12, 2005 that announced our second and final closing of the private placement of common stock and warrants covered herein.

These filings are readily available on our website at http://www.geokineticsinc.com or you may request a copy of these filings at no cost by making written or telephone request for copies to:

Geokinetics Inc.
One Riverway, Suite 2100
Houston, Texas  77056
Attention:  Thomas J. Concannon
Telephone:  (713) 850-7600

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FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans” and similar expressions or the negative of those terms or other comparable terminology.

Forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include equipment failures, technological changes, volatility of securities markets, government regulations, economic conditions and competition in the areas in which we conduct our operations. Other important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the section entitled “Risk Factors” on page 20 and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 7 and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation, other than as required by law, to publicly update any forward-looking statements to reflect new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 20, as well as more detailed financial information, including the financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus. Unless the context requires otherwise, all references in this prospectus to the “Company,” “Geokinetics,” “GOKN,” “we,” “our” or “us” refer to Geokinetics Inc., together with our consolidated subsidiaries.

The Company

We are a technologically-focused oilfield service company involved in the acquisition and processing of high resolution seismic data for the petroleum industry. Through our subsidiaries, Quantum Geophysical, Inc. (“Quantum”) and Trace Energy Services Ltd. (“Trace”), we provide seismic surveying services in the Gulf Coast, Mid-Continent and Rocky Mountain regions of the United States and in areas of Canada. Our seismic acquisition segment acquires primarily three dimensional (“3D”) seismic data for customers that include many U.S.-based independent exploration and production (“E&P”) companies in land, marsh and swamp (“transition zone”) environments in the United States. Our recent acquisition of Trace now allows us to provide four dimensional (“4D”) seismic data acquisition services to our customers. Our data processing subsidiary, Geophysical Development Corporation (“GDC”), is an independent provider of proprietary seismic data processing services. The customer base for our data processing services, which are both onshore and offshore, includes many independent E&P companies.

Our revenues for the first six months of 2005 totaled $26,588,817, as compared to $21,345,991 for the same period of 2004, an increase of 25%. This increase in revenue is primarily attributable to our seismic acquisition segment. Seismic acquisition revenue for the first six months of 2005 totaled $24,321,748, as compared to $19,997,657 for the same period of 2004, an increase of 22%.

For the nine months ended September 30, 2005, our revenues totaled $42,106,747, as compared to $33,441,680 for the same period of 2004, an increase of 26%.

Our Recent Trace Acquisition

We entered into a Stock Purchase Agreement on July 29, 2005 (the “Stock Purchase Agreement”) to purchase all outstanding shares of Trace (the “Trace Acquisition”) from SCF III, L.P. (“SCF”) and James White (“White,” and together with SCF, the “Sellers”) for CDN $35,000,000 in cash (less the amount of any indebtedness of Trace on the date of acquisition), and 1,000,000 shares of our common stock. On November 30, 2005, we entered into a First Amendment to the Stock Purchase Agreement (the “First Amendment”) with the Sellers to amend Section 2.2 of the Stock Purchase Agreement with respect to our payment of the purchase price. We completed the Trace Acquisition on December 1, 2005, and paid the final portion of the purchase price required by the First Amendment on December 12, 2005.

Trace, with operations in the United States and Canada, performs two-dimensional (“2-D”), 3-D and 4-D seismic surveys, using both analog and digital seismic equipment for a wide range of customers exploring for oil and gas reserves. Trace also has the technical capability to record shear waves data utilizing the System Four VectorSeis recording system (developed by Input/Output, Inc. [“I/O”]), an advanced recording system utilized in the seismic industry.

Trace’s revenues for the first six months of 2005 totaled USD $18,126,552, as compared to USD $18,806,270 for the same period of 2004, a decrease of 4%.

Pro Forma Combined Operations

Unaudited Pro Forma Financial Statements assuming the combination of Geokinetics and Trace effective as of January 1, 2004, are included in this prospectus beginning at page F-1. Such Unaudited Pro Forma Financial Statements show that, if Geokinetics and Trace had been combined as of January 1, 2004, combined revenues for the first six months of 2005 would have totaled $44,715,369 and EBITDA would have totaled $2,545,278.

Our internal review of our results and Trace’s results indicate that revenues for the three months ended September 30, 2005, on a combined basis, would have been approximately $25,816,000. These numbers have not been reviewed by either our auditors or Trace’s auditors.

Our combined companies will be able to operate up to nine seismic crews in the North American market and will have approximately 32,000 channels of seismic recording capacity.

The Offering

Common stock offered by the Selling Shareholders	28,411,050 Shares(1)
Offering

The Selling Stockholders may offer their shares from time to time through one or more underwriters, brokers or dealers on the OTCBB at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Stockholders or in private transactions.

Use of Proceeds

The proceeds from the sale of the shares covered by this prospectus will be received by the Selling Stockholders. We will not receive any of the proceeds from the sales by the Selling Stockholders of the shares covered by this prospectus.

Exchange Listing	Our common stock is quoted on the OTCBB under the symbol “GOKN.OB.”
Risk Factors	See “Risk Factors” beginning on page 20 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.
Private Placement

In our fourth quarter of 2005, we issued common stock and warrants through a Private Investment in Public Equity Transaction (the “PIPE Transaction”). On December 1, 2005, we received proceeds of $25,150,000 for 20,120,000 shares of common stock at $1.25 per share and five-year warrants to purchase an additional 2,012,000 shares of common stock at an exercise price of $2.00 per share. On December 9, 2005, we received proceeds of $5,687,500 for an additional 4,550,000 shares of common stock at $1.25 per share and warrants to purchase an additional 455,000 shares of common stock. As partial consideration for their services in acting as placement agent in both closing transactions, we issued RBC Capital Markets Corporation (“RBC”) warrants to purchase up to 274,050 shares of common stock at an exercise price of $2.00 per share. We will receive an aggregate of $5,482,100 if the Selling Stockholders and RBC exercise all of their warrants to purchase common stock for cash.

On December 1, 2005, pursuant to the Stock Purchase Agreement, we acquired Trace for CDN $35,000,000 in cash and 1,000,000 shares of our common stock. We used substantially all of the net proceeds received in the initial closing of the PIPE Transaction to fund the Trace Acquisition. We intend to use the proceeds from our second and final closing of the PIPE Transaction, as well as any proceeds received from the exercise of the warrants, for general corporate purposes and additional working capital.

(1)          This includes 2,741,050 shares of common stock issuable upon the exercise of warrants issued in the PIPE Transaction.

We issued the common stock and warrants in the PIPE transaction under a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”). The securities in the PIPE Transaction, including the shares issued as part of the purchase price of Trace, were issued pursuant to the registration exemption provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act. Each purchaser under the Securities Purchase Agreement was an “accredited investor” as defined in Registration D under the Securities Act and purchased the securities for the investor’s own account and without a view to distribute the securities. Pursuant to the Registration Rights Agreement, we filed the registration statement of which this prospectus is a part with the SEC to register for resale the Selling Stockholders’ shares identified in this prospectus.

Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19”), the fair value of the warrants sold to the investors will be reported initially as a liability due to liquidated damages of 2% of the gross proceeds per month ($616,750) which will be payable in the event that this Form S-1 is not declared effective prior to February 28, 2006 (March 31, 2006 in the case of a “full review” by the SEC). Upon effectiveness of the Form S-1, the fair value of the warrants will be reclassified into Capital in Excess of Par in the Equity section of the Consolidated Balance Sheet. As of December 1, 2005, the warrants sold were valued at $4,687,195 using the Black-Scholes method, and the shares of common stock have been recorded at $26,150,305, or the difference between the proceeds and the value of the warrants. The warrants issued through the PIPE Transaction are considered a derivative financial instrument and will be marked to fair value quarterly until this Form S-1 is declared effective by the SEC. Any changes in fair value of the warrants will be recorded through the Consolidated Statement of Operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares covered by this prospectus. See “Selling Stockholders” for a list of those entities receiving proceeds from the sales of the shares.

In the PIPE Transaction, we received aggregate proceeds of $30,837,500. On December 1, 2005, we received proceeds of $25,150,000 when we issued 20,120,000 shares of common stock at $1.25 per share. In addition, we issued five-year warrants to purchase an additional 2,012,000 shares of common stock at an exercise price of $2.00 per share. On December 9, 2005, we received proceeds of $5,687,000 when we issued an additional 4,550,000 shares of common stock and warrants to purchase up to an additional 455,000 shares of common stock. As partial consideration for their services in acting as placement agent in both closings of the PIPE Transaction, we issued RBC warrants to purchase up to 274,050 shares of common stock at an exercise price of $2.00 per share. We will receive an aggregate of $5,482,100 if the Selling Stockholders and RBC exercise all of their warrants to purchase common stock for cash.

We used substantially all of the net proceeds from the initial closing to fund the Trace Acquisition and to pay certain indebtness we owed to our principal equipment lessor. We intend to use the proceeds from the second and final closing, as well as any proceeds received from the exercise of the warrants, for general corporate purposes and additional working capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a Delaware corporation formed in 1980 to provide seismic acquisition and high-end seismic data processing services to the oil and gas industry through our operations located in the United States and Canada.

The seismic service industry is dependent upon the spending levels established by oil and gas companies for exploration, development, exploitation and production of oil and natural gas. These spending levels have traditionally depended upon the prices paid for oil and natural gas. During the late 1990’s and early 2000’s, oil and natural gas exploration activities slowed as a result of a precipitous drop in oil and natural gas prices which occurred during 1998 and 1999. However, the oil and natural gas industry has seen significant increases in activity resulting from continuing high commodity prices for oil and natural gas. Our seismic acquisition segment has benefited from these increased levels of activity as well as from our reputation as a provider of high quality seismic surveys. We have seen our seismic acquisition revenues increase year over year for the past several years. Results for the first nine months of 2005 increased from the levels attained during the same period of 2004. While demand for our services has significantly improved, we continue to experience significant competition in our marketplace, which has prevented us from benefiting from increased pricing for our services.

During the third quarter of 2005, we continued to operate three seismic acquisition crews on a continuous basis. We elected to exercise an option to purchase a 5,040 channel RSR System II from an industry equipment supplier. Prior to exercising this option, we had been leasing the underlying equipment on a month-to-month basis since mid-January of this year. While we will continue to aggressively compete for additional seismic acquisition projects from both existing and prospective clients, we believe that our current backlog for seismic acquisition projects is sufficient to keep three seismic acquisition crews in operation into the third quarter of 2006.

During the third quarter of 2005, the Gulf Coast region of the United States was directly impacted by Hurricanes Katrina and Rita. We did not sustain any material equipment damage as a consequence of Hurricane Rita, which enabled us to maintain our ongoing operations subsequent to the natural disaster. However, we had one seismic acquisition crew that was operating in an area directly impacted by Hurricane Rita. At the end of the third quarter, this seismic acquisition crew lost approximately ten days of recording activities. Startup operations on another Company project in the immediate area were also curtailed for the last ten days of the quarter due to Hurricane Rita. We estimate that the negative impact on our third quarter revenues as a result of Hurricane Rita was approximately $900,000.

Although revenues at our seismic data processing segment for the nine months ended September 30, 2005 increased when compared to the same period of 2004, revenues for the third quarter of 2005 declined when compared to the third quarter of 2004. Prior to this quarter, quarterly revenues had increased for four consecutive quarters when compared to the respective prior year’s quarterly periods. We anticipate that this decline in revenues will continue into the fourth quarter. Additionally, this segment continues to operate at a significant loss and has not as yet benefited from improved industry conditions. We continue in our efforts to upgrade both its technological capabilities as well as the capabilities of its professional staff.

During the fourth quarter of 2005, we issued common stock and warrants through our PIPE Transaction and used a substantial portion of the proceeds to complete the Trace Acquisition. Trace, which operates in the United States and Canada, performs 2-D, 3-D and 4-D seismic surveys using both conventional analog and digital seismic equipment for a wide range of customers exploring for oil and gas reserves. Trace also has the technical capability to record shear wave data utilizing the I/O System Four

Vectorsies recording system. We anticipate that this acquisition will provide us with geographic diversification and revenue expansion opportunities and allow us to operate as many as nine seismic crews in the North American market.

Results of Operations

Revenues for the nine months ended September 30, 2005 totaled $42,106,747 as compared to $33,441,680 for the same period of 2004, an increase of 26%. For the three months ended September 30, 2005, revenues totaled $15,517,931, as compared to $12,095,689 for the same period of 2004, an increase of 28%. This increase in revenue is primarily attributable to our seismic acquisition segment. Seismic acquisition revenue totaled $38,988,278 as compared to $30,932,361 for the first nine months of 2004, an increase of 26%. For the three months ended September 30, 2005, seismic acquisition revenue totaled $14,666,531 as compared to $10,934,704 for the same period of 2004, an increase of 34%. Seismic data processing revenue totaled $3,118,649 for the nine months ended September 30, 2005 as compared to $2,509,319 for the same period of 2004, an increase of 24%. However, for the three months ended September 30, seismic data processing revenue decreased from $1,160,985 in 2004 to $851,400 in 2005, a decrease of 27%. We continue to experience significant competition in both its operating segments.

Operating expenses for the nine months ended September 30, 2005 totaled $38,889,347 as compared to $31,586,750 for the same period of 2004, an increase of 23%. For the quarter ended September 30, 2005, operating expenses totaled $14,097,334 as compared to $10,474,217 for the same quarter of 2004, an increase of 35%. These increases are primarily the result of increased activity at both of the Company’s operating segments. Seismic acquisition operating expenses for the first nine months of 2005 increased 24% to $34,060,881 from $27,394,070 for the same period of 2004. For the nine months ended September 30, 2005, seismic data processing operating expenses totaled $4,828,466 as compared to $4,192,680 for the same period of 2004, an increase of 15%. Increased operating expenses at the seismic acquisition segment resulted primarily from increased activity and the fielding of a third crew. Operating expenses increased at our seismic data processing segment primarily due to increased levels of activity as well as costs associated with the upgrading of the segment’s professional staff.

General and administrative expense for the nine months ended September 30, 2005 was $1,910,559 as compared to $1,785,336 for the same period of 2004, an increase of 7%. For the quarter ended September 30, 2005 general and administrative expense totaled $692,833, as compared to $555,111 for the same period of fiscal 2004, an increase of 25%. Increases in general and administrative expense are primarily attributable to personnel costs and increased audit and accounting fees.

Depreciation and amortization expense for the nine months ended September 30, 2005 totaled $627,273 as compared to $628,716 for the same period of 2004. For the three months ended September 30, depreciation and amortization expense increased from $183,609 in 2004 to $238,685 in 2005, an increase of 30%. This increase is primarily the result of the addition of new equipment at both operating segments.

Interest expense (net of interest income) for the first nine months of 2005 decreased 25% to $235,939 as compared to $316,151 for the same period of 2004. Interest expense (net of interest income) for the quarter ended September 30, 2005 decreased to $73,298, as compared to $105,605 for the same period of 2004, a decrease of 31%. This decrease was primarily due to the continuing reduction in the balances of our long-term debt and GeoLease liability.

We had income applicable to common stockholders of $314,093, or $0.02 per share, for the nine months ended September 30, 2005 as compared to a loss applicable to common stockholders of $874,654, or $(0.05) per share, for the same period of 2004. For the three months ended September 30, 2005, we had income applicable to common stockholders of $372,857, or $0.02 per share, as compared to income applicable to common stockholders of $777,254, or $0.04 per share for the same period of 2004. The improvement in our nine month results is primarily due to an increase in operating profits at our seismic acquisition segment.

Liquidity and Capital Resources

Our primary sources of cash are cash flow generated by its seismic acquisition and seismic data processing segments, private equity transactions, equipment financing and trade credit. The Company’s primary uses of cash are for operating expenses associated with its seismic acquisition and seismic data processing segments and expenditures associated with upgrading and expanding of the Company’s operating segments capital asset base. As such, our ability to maintain adequate cash balances is dependent upon levels of future demand for the services we provide to our customers. In the past, we have relied upon cash flows from operations and private placements of equity and debt to meet our working capital and capital expenditure requirements.

On May 2, 2003, we completed a comprehensive debt restructuring with our principal creditors. Pursuant to the restructuring, we (i) effected a reverse stock split of our common stock at a ratio of 1-for-100, (ii) eliminated approximately $80,000,000 in long-term debt obligations through cash settlements or debt conversions into common stock, (iii) reduced and restructured our obligations to GeoLease and (iv) completed a $3,500,000 private placement from a group of private investors.

During our May 2003 restructuring, our accrued lease obligation to GeoLease was reduced to $3,700,000 from $6,675,530. The outstanding balance of $3,700,000 was frozen as of May 2, 2003 but accrued interest at 6% per annum from May 1, 2002 until April 30, 2004 when such balance, plus accrued and unpaid interest, was payable in full. In addition, our monthly payments under the lease, for continuing use of the seismic acquisition equipment, were reduced from $260,000 to $62,400 (inclusive of any applicable taxes) beginning May 1, 2002 until April 30, 2004.

On April 14, 2004, we agreed to a comprehensive restructuring of the equipment lease pursuant to Amendment No. 2 of the equipment lease. Pursuant to the restructuring terms, we are allowed to pay GeoLease the outstanding accrued lease obligation as of April 30, 2004 (totaling $4,170,419) in forty-eight monthly installments beginning May 1, 2004 and ending with a final payment in April, 2008. The outstanding balance accrues interest at 8% per annum. Our monthly lease payments were reduced from $62,400 to $31,200 per month for the period beginning May 1, 2004 until October 31, 2004, further reduced to $21,200 per month for the period beginning November 1, 2004 until April 30, 2005, further reduced to $11,200 per month for the period beginning May 1, 2005 until April 30, 2007, and further reduced to $5,600 per month for the period beginning May 1, 2007 until April 30, 2008. Under the terms of Amendment No. 2, we are also required to make mandatory annual prepayments of the outstanding accrued lease obligation should the Company have positive “Free Cash Flow” (as defined in Amendment No. 2), as calculated for each of the calendar years ending December 31, 2004 through December 31, 2007, until the balance is paid in full. At the year end of each period, we will calculate our consolidated “Free Cash Flow” and for the period ended December 31, 2004 pay 37.5% of our calculated “Free Cash Flow” as a prepayment to GeoLease and in each of the subsequent yearly periods pay 50% of our calculated “Free Cash Flow” to GeoLease. Any such prepayment will be applied to the last installments of the outstanding accrued lease obligation first. Amendment No. 2 also requires us to make prepayments of cash proceeds received pursuant to certain financing transactions and certain sales of assets outside the ordinary course of business. At December 31, 2004, we were not obligated to make a prepayment to GeoLease. On December 1, 2005, we paid GeoLease $2,582,558 in full satisfaction of all amounts owing to GeoLease under the equipment lease and GeoLease transferred title to all equipment subject to the lease agreement to us, terminated the lease agreement and released us from any further liability under the equipment lease.

On November 30, 2004, we completed a $2,499,900 equity financing from private investment sources. The financing consisted of an issue of 8,333 shares of Series A Senior Convertible Preferred Stock (the

“Convertible Preferred Stock”) priced at $300 per share, which is convertible into common at $.30 cents per share. The Convertible Preferred Stock accrues dividends at the rate of 6% per annum, compounded annually which are payable in cash when, and if, declared. All unpaid dividends are cumulative and accrue, compounded annually, regardless of whether or not we have funds legally available for the payment of such dividends. The Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance. The Convertible Preferred Stock is automatically converted into common stock immediately upon our sale of common stock in an underwritten public offering (a) at a price per share yielding us net proceeds of not less than $1.20, (b) resulting in net proceeds to us and selling stockholders, if any, of not less than $20,000,000 and (c) after which the our common stock is listed on the New York Stock Exchange, the American Stock Exchange or on NASDAQ. If, at any time after October 31, 2009, the holders of not less than 51% of the Convertible Preferred Stock then outstanding deliver written notice to us of such holders desire to redeem, all outstanding Convertible Preferred Stock, if not previously converted, shall be redeemed. At any time after October 31, 2011, we are entitled to redeem all outstanding Convertible Preferred Stock, if not previously converted. After completion of this transaction, we had 27,325,113 shares of common stock outstanding, assuming conversion of the Convertible Preferred Stock.

On December 1, 2005, as a condition to the closing of the PIPE Transaction, the holders of all of our Convertible Preferred Stock converted their shares, including accrued dividends, into an aggregate of 8,832,980 shares of common stock.

Net cash provided by operating activities was $4,699,287 for the first nine months of 2005 as compared to net cash used in operating activities of $1,347,537 for the first nine months of 2004. These amounts result from our operating results adjusted by changes in working capital and depreciation. The increase in cash provided by operating activities in the first nine months of 2005 was primarily the result of improvement in our net income and an increase in our accounts payable and accrued liabilities balances.

Net cash used in investing activities was $488,623 for the first nine months of 2005 and $332,833 for the first nine months of 2004. These amounts represent capital expenditures made during the respective nine month periods.

Net cash used in financing activities was $2,380,341 for the nine months ended September 30, 2005 and $1,963,722 for the nine months ended September 30, 2004. These totals represent payments made on our various debt obligations.

Quantum’s exercise of an option to purchase certain leased equipment during the third quarter created an obligation to make payments totaling approximately $1,753,000 during the period of July, 2005 through May, 2006.

We believe that our current cash balances and anticipated cash flow from our seismic acquisition and seismic data processing operations will provide sufficient liquidity to continue operations beyond 2005. While industry conditions appear to be improving, we continue to experience significant competition in its markets. Should our current sources of liquidity not meet our operating requirements, we would be forced to seek outside sources of capital to meet its operating and capital requirements.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements for the nine-month period ended September 30, 2005 that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Critical Accounting Policies and Estimates

There were no changes to our Critical Accounting Policies, as described in our Annual Report on Form 10-KSB, during the nine months ended September 30, 2005.

BUSINESS

Overview

We are a technologically-focused oilfield service company involved in the acquisition and processing of high resolution seismic data for the petroleum industry. Through our seismic acquisition operations, we acquire seismic data in land, marsh and swamp (the “transition zone”) environments in the United States and Canada. Our acquisition services customers include many of the U.S.-based independent E&P companies and “spec” data companies. Our processing subsidiary, GDC, is an independent provider of proprietary seismic data processing services. The customer base for our data processing services, which are both onshore and offshore, includes many independent oil and gas companies.

Recent Developments

The Trace Acquisition.   On December 1, 2005, we completed the acquisition of all of the issued and outstanding common shares of stock of Trace for CDN $35,000,000 which we paid in cash or by assuming certain existing indebtedness of Trace, subject to certain adjustments, and 1,000,000 shares of common stock. Headquartered in Calgary, Alberta, Trace provides seismic services to exploration and production companies in the oil, gas, and mining industries, and it specializes in the acquisition of land-based seismic surveys in North America. Trace is a leader in the market for next generation full-wave (multi-component) seismic technology. Through this acquisition, we will expand our business into the Canadian Arctic, California, and the Appalachian Mountain regions. Trace is the only major contractor operating in California and the largest seismic contractor operating in much of the Appalachian Mountains region. These areas provide us with new business opportunities as well as the potential for long-term growth within each respective market.

Management.   Upon our acquisition of Trace, we appointed two additional members to our management team that both joined Trace on a full-time basis in 2004. James White is the President of our combined Quantum/Trace Seismic Operations. David Smiddy is the President of our Trace/Canada Operations. Though relatively new to Trace, they both have significant experience and expertise in the industry. Additionally, Trace’s senior management team is supported by experienced senior level supervisors and field managers, most of whom have significant tenures with Trace. For a more complete description of our management team, please read “Management—Executive Officers and Directors.”

Seismic Data Acquisition

We are engaged in land-based and transition zone seismic acquisition services on a contract basis for our clients. Historically, our equipment has been capable of collecting both 2D and 3D seismic acquisition data, with a combined recording capacity of approximately 14,000 channels and could be configured to operate up to three crews. Nearly all of our land and transition zone acquisition services have involved 3D surveys. The majority of our seismic acquisition activities have taken place in the Gulf Coast, Mid-Continent and Rocky Mountain regions of the United States.

On a typical land seismic survey, the seismic crew is supported by a surveying crew that lays out the location of the lines to be recorded and identifies the sites for shot-hole placement, and a drilling crew (that creates the holes for the explosive charges that produce the necessary acoustical impulse) or a mechanical vibrating unit in areas where explosives are not utilized. The seismic crew lays out the geophones and recording instruments, directs shooting operations and records the acoustical signal reflected from subsurface strata. The survey crew and drill crew are typically provided by third parties and supervised by our personnel. A fully staffed 3D seismic crew typically consists of 35 to 50 people, including a party manager, an observer, a head linesman and crew laborers. The number of individuals on each crew is dependent upon the size and nature of the seismic survey requested by the customer. In order to field our third crew, we leased the necessary seismic acquisition equipment from an industry supplier and, effective July 1, 2005, exercised a buyout option for this equipment.

We use helicopters to assist our crews in seismic data acquisition in circumstances where such use will reduce overall costs and improve productivity. These savings are achieved by deploying the crew and our equipment more rapidly and significantly reducing surface damages.

Through our Trace Acquisition, we added equipment that will complement and expand our operation capabilities. Trace was the first seismic contractor in North America to use VectorSeis, the state-of-the-art data acquisition technology developed by Input/Output, Inc. Through a strategic relationship with I/O and Apache Corporation, Trace has proven the VectorSeis technology in the field, has demonstrated its benefits to E&P companies, and has gained experience as a leader of new technology. Trace’s most-significant supplier is I/O, which designs and sells key seismic equipment that Trace uses to acquire traditional and full-wave data. Trace does not have exclusive rights to use I/O’s VectorSeis technology, although it was the first company to use the technology in North America. Trace does not use seismic systems produced by vendors other than I/O. The other suppliers used by Trace consist primarily of subcontracted suppliers of seismic surveying equipment and manpower, line-clearing services, helicopter and pilot chartering, and dynamite. Trace’s front-end service suppliers provide a variety of services that must be performed in preparation for Trace’s actual gathering of seismic data. The back-end suppliers provide services after Trace has finished with its data acquisition. While Trace contracts this work to other companies, Trace remains in charge of the management and coordination of all these outsourced services.

Trace has the capability to deploy as many as six land acquisition crews, with a combined recording capacity of 18,000 channels including 6,000 channels of I/O System Four analog equipment and 3,000 stations of I/O VectorSeis equipment, in Western Canada and the United States. Trace’s crews utilize wheeled, track or buggy mounted vibrator operations, and wheeled, tracked or heli-portable dynamite operations using I/O System II, I/O System IV or I/O Vectorseis technology.

By having equipment located in several strategic locations throughout the U.S. and Canada, Trace has been able to more cost-effectively perform jobs throughout North America. Trace’s crews have operated from several support bases throughout the U.S. and Canada, including Midland, Texas; Calgary, Alberta; and Norman Wells, Northwest Territories. Trace’s presence in Norman Wells, in the Northwest Territories of Canada, has helped Trace establish a reputation in the remote regions of the Arctic.

Trace has typically had anywhere from three to six crews working simultaneously on different projects throughout the U.S. and Canada. Most assignments have lasted from one to three months, though project lengths can vary considerably. Trace has a pool of assets (equipment and people) that it configures into crews of various sizes, depending on the job and project flow. The majority of Trace’s contracts in 2005 have been time-based. Trace’s crews typically have had 50 to 75 individuals consisting of skilled personnel, semi-skilled personnel, and laborers. All of Trace’s crews can collect seismic data using a variety of methods including the use of both dynamite (60-70% of business) and vibrators (30-40% of business) as energy sources for data collection. This flexibility has enabled Trace to operate in situations that may require a change of plan to complete the job in a timely manner.

The flexibility from the increased number of skilled crews that are experienced in a variety of methods of seismic data acquisition will allow us to bid on and complete projects we previously would not have had the ability to bid on and complete, including certain projects in both the large-channel and small-channel markets. In addition, the combined seismic crews will enable us to pursue and profitably complete opportunities in a wide variety of terrains, climatic conditions, and geological requirements. We anticipate that, under certain circumstances, we will be able to move some of the equipment acquired from Trace to the United States when adverse weather conditions in Canada prevent seismic crews from operating. Also, Trace’s additional seismic equipment is expected to reduce our need to rent equipment for certain projects and will, as a result, reduce operating expenses.

Seismic Data Processing

GDC, which was founded in 1981 to provide geophysical processing, interpretation, software and consultation services to the oil and gas industry, was acquired by us in April 1998.

We currently operate a seismic data processing center in Houston, Texas and a center near London, England. Both centers are capable of processing 2D and 3D seismic data acquired from our own crews as well as data acquired by other geophysical crews. A majority of our data processing services are performed on 3D seismic data. Seismic data is processed to produce an image of the earth’s subsurface using proprietary computer software and techniques developed by us. We also reprocess older seismic data using new techniques designed to enhance the quality of the data.

Our data processing center operates a high capacity clustered processing environment built around Advanced Micro Devices and Intel/Linux computers. Our proprietary geophysical software has been modified to execute within a clustered computing environment. This enabled us to replace our high end Sun Microsystems servers with low cost “computer clusters.” We process land and marine seismic data and provide a full suite of seismic interpretation products and services.

The seismic data processing industry is highly technical, and the technological requirements for the acquisition and processing of seismic data have increased continually over time. Thus, we must take steps to ensure that our technological capabilities are comparable or superior to those of our competitors, whether through continuing research and development, strategic alliances with equipment manufacturers or by acquiring technology under license from others. We have introduced several technological innovations that have become industry-standard products in the seismic data processing business.

For many of the reasons discussed under “industry overview” below, demand for the services provided by our seismic data processing segment remains weak. It is unclear if the results of our data processing segment will fully recover.

Industry Overview

Seismic surveys enable oil and gas companies to determine whether subsurface conditions are favorable for finding new oil and gas accumulations and assist oil and gas companies in determining the size and structure of previously identified oil and gas fields. Seismic surveys consist of the acquisition and processing of 2D, 3D and 4D seismic data, which is used to produce computer generated graphic cross-sections, maps and 3D images of the subsurface. These resulting images are then analyzed and interpreted by geophysicists and are used by oil and gas companies in the acquisition of new leases, the selection of drilling locations on exploratory prospects and in managing and developing producing reservoirs. A new and growing trend in seismic technology is 4D seismic, where multiple 3D surveys are taken at the same location at different times. The 3D surveys are compared and analyzed for differences associated with reservoir drainage. With 4D surveying, oil and gas operators can optimize field development and production.

Seismic data is acquired by land, transition zone and offshore crews. Seismic data is generated by the propagation of sound waves near the earth’s surface by controlled sources, such as dynamite or vibration equipment. The seismic waves radiate into the earth and are reflected back to the surface with the information collected by strategically positioned data collection devices known in the industry as “geophones.” This data is then input into a specialized data processing system that enhances the recorded signal by reducing noise and distortion and improving resolution and arranges the input data to produce an image of the subsurface. 3D seismic surveys collect far more information than previously used seismic methods, generating significantly greater detail about the underlying reservoirs. With advances in equipment and computer power resulting in lower costs, 3D technology is now being applied to virtually all exploration ventures as well as field development and prospect delineation. 4D seismic surveying requires multiple 3D surveys to be acquired over the same field area over time and has wide applicability to older fields.

With the advent of modern 3D technology, the seismic industry has changed profoundly. Historically the role of seismic, in particular 2D surveys, was restricted to that of simply illustrating gross structural features. In contrast, 3D surveys provide detailed views of subsurface geologic structures and much higher resolution of the structures than is available from a 2D survey. Moreover, 3D surveys have proven to be more reliable indicators of the oil and gas potential in the surveyed area than 2D surveys. As a result, drilling based on 3D seismic surveys has improved the economics of discovering oil and gas by reducing risks and finding costs for the oil and gas industry. Consequently, the demand for 3D seismic surveys has significantly increased in the past several years. In technical literature, it is 3D seismic technology that is cited time and again as the technology most impacting exploration and production economics over the last ten years. Additionally, as the image quality of 3D seismic has improved, the role of 3D seismic has expanded beyond the identification of exploration drilling prospects and into the realm of field development and production management. 4D seismic surveying further enhances the ability of operators to reduce development costs and production efficiency by adding the extra dimension of “time-lapse” analysis. Subtle changes in the seismic response of the reservoir can be analyzed as the reservoir is drained.

Beginning in the late 1980’s, we believe a significant shift occurred in the seismic acquisition market from a market which had predominantly been driven by proprietary seismic surveys to a market driven by multi-client surveys. This change began with marine or offshore seismic surveys, but eventually began to significantly impact land seismic surveys. The major difference between a proprietary survey and a multi-client survey is the data acquired from a proprietary survey is exclusively owned by the customer whereas the data acquired from a multi-client survey is owned by the contractor and can be resold. The reduced cost which customers generally enjoy from participating in a multi-client survey more than offset the loss of exclusive data ownership. This fact and the general industry perception that seismic acquisition is a commodity business have been the primary reasons for the rapid expansion of multi-client data in both the onshore and the offshore markets. Most exploration companies use processing, interpretation or in-house technology as a means of differentiation rather than acquired data.

Beginning with the deterioration of the price of oil which occurred in mid-1998 and continued into early 1999, the seismic service industry experienced a significant downturn that negatively impacted our operating and financial results. Margins were significantly reduced, seismic acquisition equipment was under-utilized and a number of seismic service companies experienced financial difficulties. Combined with continuing trends towards larger crews (higher channel counts) and more technologically capable equipment, it became clear that properly capitalized companies with access to lower cost of capital will have a significant advantage. Demand for our seismic acquisition services improved significantly in 2005, with margins increasing somewhat.

These conditions also applied to the seismic data processing segment of the industry. Beginning in 1998 margins deteriorated and the number of processing opportunities decreased. In 2004 and 2005, we invested in and improved our computing infrastructure and proprietary technology base. Seismic data processing companies with proprietary processing techniques, large computing infrastructure and industry recognized staffs have a significant competitive advantage.

Capital Expenditures

The seismic service industry is capital intensive, primarily due to the high cost of seismic acquisition equipment. We intend to continue to invest additional capital to upgrade and expand our seismic service capabilities. The cost of sophisticated seismic acquisition equipment has increased significantly over the last several years. The cost of equipping a crew with a state-of-the-art system such as an I/O System Four, can range from $6 to $10 million. Due to the uncertainties surrounding the changing market for seismic services, increases in technological requirements, and other matters associated with our operations, we are unable to estimate the amount of any financing that it may need to acquire, upgrade and maintain seismic equipment. If we are unable to obtain such financing as and when needed, we will be forced to curtail our business objectives, and to finance our business activities with only such internally generated funds as may then be available.

Operating Conditions

Our seismic acquisition activities are often conducted under extreme weather, in difficult terrain and under other hazardous conditions. As a result, these activities are subject to risks of injury to our personnel and loss of seismic acquisition equipment. We maintain insurance against the destruction of our seismic acquisition equipment and injury to person and property that may result from our operations and consider the amount of such insurance to be adequate. However, we are not fully insured for all risks (including business interruption), either because such insurance is not available or because we elect not to obtain insurance coverage because of cost.

Fixed costs, including costs associated with operating leases, labor costs, depreciation and interest expense account for a substantial percentage of our costs and expenses. Accordingly, downtime or low productivity resulting from weather interruptions (including hurricanes like Rita in September 2005), reduced demand, equipment failures or other causes can result in significant operating losses. During September 2005 we believe we lost ten days of seismic recording time as a result of delays caused by Hurricane Rita.

Although certain seasons generally provide better working conditions for the conduct of our seismic acquisition business, adverse weather conditions in the area of North America in which we are working may impact our revenues at any time throughout the year. Seasonal weather patterns can vary from area to area in any particular year.

Marketing

Our seismic acquisition and seismic data processing services are marketed from our Houston office. Our seismic data processing services conducted in the United Kingdom are primarily marketed from our United Kingdom office.

While we rely upon the traditional utilization of our personnel in making sales calls, we anticipate receiving a significant amount of work through word-of-mouth referrals and sales, repeat customer sales and our industry reputation and presence of our personnel.

Acquisition and data processing contracts are obtained either through competitive bidding, in response to invitations to bid, or by direct negotiation with a prospective client. A significant portion of our contracts result from competitive bidding. Contracts are awarded primarily on the basis of price, crew experience and availability, technological expertise and reputation for dependability and safety.

Seismic acquisition contracts, whether bid or negotiated, provide for payment on either a turnkey or a time basis or on a combination of both methods. A turnkey contract provides for a fixed fee to be paid per square mile of data acquired. Such a contract causes us to bear substantially all or any business interruption risk caused by weather delays and other hazards. Time contracts provide for payments based on agreed rates per unit of time, which may be expressed in periods ranging from days to months. This type of contract causes the client to bear substantially all of any business interruption risks. When a combination of both turnkey and time methods is used, the risk of business interruption is shared by us and the client. In either case, progress payments are usually required unless it is expected the job can be accomplished in a short period. During the last twelve to eighteen months we have begun including language in our standard contracts which provide for additional payments to us if surveys are delayed by a specified number of bad weather days and for the payment of stand-by fees to us when surveys are delayed as a result of a third party’s failure to complete services within a projected time frame. Our contracts for seismic acquisition have been predominantly on a turnkey or combination of turnkey/time basis. Our contracts currently provide that the seismic data acquired by us is the exclusive property of our client. Substantially all of our data processing contracts are on a turnkey basis.

Customers

Over the past several years, our principal seismic acquisition customers have included independent oil and gas companies, including Pogo Producing Company, Devon Energy, Samson Resources Company and Chesapeake Energy Corporation, and “spec” companies, including Seitel Data and Seismic Assistants, Ltd. During the fiscal year ended December 31, 2004, seismic acquisition revenues totaled approximately $39,470,000. During 2004, Seitel Data accounted for approximately $11,093,000, representing 28% of our seismic acquisition revenues and approximately 26% of our consolidated revenues; Pogo Producing Company accounted for approximately $5,570,000, representing 14% of our seismic acquisition revenues and approximately 13% of our consolidated revenues; and Seismic Assistants, Ltd. accounted for approximately $5,440,000, representing approximately 14% of our seismic acquisition revenues and approximately 13% of our consolidated revenues. No other customer accounted for more than 10% of our seismic acquisition revenues during 2004. During the six months ended June 30, 2005, Seitel Data accounted for approximately $5,165,000, representing 21% of our seismic acquisition revenues and 19% of our consolidated revenues; Samson Resources accounted for approximately $3,370,000, representing 14% of our seismic acquisition revenues and 13% of our consolidated revenues; and Gulfport Energy accounted for $3,450,000, representing approximately 14% of our seismic acquisition revenues and approximately 13% of our consolidated revenues.

Our data processing customers during the last eighteen months, excluding those related to the Trace Acquisition, have included Forest Oil Company, Kerr McGee Corporation, Noble Energy Corp., Merlon Petroleum, and Nexen Petroleum USA. During the fiscal year ended December 31, 2004, and the six months ended June 30, 2005, no customer of our seismic data processing segment accounted for 10% or more of our consolidated revenues.

Trace’s client base is composed primarily of participants in the oil and gas industry, including E&P companies, data-processing companies, and seismic contractors involved in multi-client surveys. Currently, approximately 95% of Trace’s revenues are derived from the oil and gas industry, while the remaining 5% are derived from the mining industry. Trace has established relationships with E&P companies, including Apache, Anadarko, EnCana, BP, Chesapeake, ChevronTexaco, and Occidental Petroleum. Although our roster of clients does overlap with that of Trace, Trace has performed significant services for customers with which we have little or no experience.

Backlog

At March 31, 2005 and September 30, 2005, our backlog of commitments for services was approximately $29,600,000 and approximately $72,900,000, respectively. We believe that this increase in our backlog is reflective of increased industry demand for our services, higher spending by E&P companies, and a larger number of drilling rigs operating in North America. At September 30, 2005, Trace had a backlog of commitments for service of approximately $35,000,000.

These backlogs consist of written orders or commitments believed to be firm. We anticipate that substantially all of our September 30, 2005 backlog, as well as the backlog related to Trace, will be completed in the next 12 months. Contracts for services are occasionally varied or modified by mutual consent and in certain instances are cancelable by the customer on short notice without penalty. As a result of these factors, our backlog and the backlog of Trace may not be indicative of our actual operating results for any succeeding fiscal period.

Competition

The acquisition and processing of seismic data for the oil and gas industry is highly competitive. Although reliable comparative figures are not available, we believe our principal competitors have more extensive and diversified operations and also have financial, operating and other resources substantially in excess of those available to us. Competitive factors include the type and capability of equipment used to conduct seismic surveys and that equipment’s availability. In addition to price, the performance and dependability of a crew significantly affect a potential customer’s decision to award a contract to us or one of our competitors.

Our major competitors in the seismic acquisition industry include Dawson Geophysical Company, Veritas DGC, Eagle Geophysical, PGS, and Tidelands Geophysical.

Our principal competitors in the seismic data processing segment include Veritas DGC, PGS, Geotrace, GX Technology, WesternGeco, and numerous other smaller companies.

Regulation

Our operations are subject to numerous federal, state and local laws and regulations. These laws and regulations govern various aspects of operations, including the discharge of explosive materials into the environment, requiring removal and clean-up of materials that may harm the environment or otherwise relating to the protection of the environment and access to private and governmental land to conduct seismic surveys. We believe that we have conducted our operations in substantial compliance with applicable laws and regulations governing our activities.

Our HS&E Manager (health, safety and environmental) for the seismic acquisition segment is generally responsible for our meeting and remaining in compliance with applicable regulatory requirements. We also have supervisors who maintain and administer our health, safety and environmental programs for our field personnel. The costs associated with our HSRE personnel, such as salaries and benefits, are not material to our overall financial condition. The costs of acquiring permits and remaining in compliance with environmental laws and regulations, title research, environmental studies, archeological surveys and cultured resource surveys are generally borne by our customers.

Although the costs of complying with applicable laws and regulations have historically not been material to us, the changing nature of such laws and regulations make it impossible to predict the costs or impact of such laws and regulations on our future operations.

Technology

We rely on certain proprietary information, trade secrets, and confidentiality and licensing agreements (collectively, the “Intellectual Property”) to conduct our current operations. Our future success will depend, in part, on our ability to maintain and preserve our Intellectual Property, without infringing the rights of any third parties. There can be no assurance that we will be successful in protecting our Intellectual Property or that our competitors will not develop technologies that are substantially equivalent or superior to our technologies. We continue to incur expenses associated with technology development and expect that such expenditures will continue as our expansion into other areas of seismic operations develops. During the last two years, we have spent approximately $1,900,000 on ongoing technology development projects.

Employees

On December 15, 2005, we had approximately 254 employees, all of which were full-time employees. At September 30, 2005, Trace had approximately 254 employees. During Trace’s peak winter season, Trace will have approximately 400 employees (including contract labor). None of our employees, including those related to Trace, are parties to a collective bargaining agreement. We consider relations with these employees to be good.

Description of Properties

In September 2001, we relocated our corporate headquarters, our seismic data processing operation and certain of our seismic acquisitions operations to One Riverway, Houston, Texas 77056. We lease approximately 18,500 square feet of office space at our current location under a lease expiring November 30, 2007. Our current annual rent under this lease is $412,884. In addition, we own approximately one acre of property in Brookshire, Texas, which is serving as our maintenance facility for our seismic acquisition operations. The Brookshire property consists of a facility of approximately 5,400 square feet where maintenance activities are conducted, and a smaller storage facility of approximately 1,200 square feet. The Brookshire facility is subject to a Deed of Trust, Security Agreement and Fixtures Financing Statement dated March 1, 1996 from another of our subsidiaries, Quantum Geophysical Services, Inc., with a remaining principal balance at December 15, 2005, of $177,730. We currently have no plans to renovate, improve or develop any of the foregoing properties, and believe each of the properties is adequately covered by insurance. We believe that our present facilities are sufficient for the foreseeable future.

We do not invest in real estate, interests in real estate or real estate mortgages and do not acquire assets primarily for capital gain or primarily for income.

Litigation

Neither we nor any of our subsidiaries is a party to any pending legal proceedings other than certain routine litigation that is incidental to our seismic surveying business and that we believe will not materially impact our business. Moreover, we are not aware of any such legal proceedings that are contemplated by governmental authorities with respect to us, any of its subsidiaries, or any of their respective properties.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, including our financial statements and related notes, in evaluating an investment in our common stock. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. The trading price of our common stock could decline as a result of any one or more of these risks, and you could lose all or part of your investment.

Risks Related to Our Recent Trace Acquisition

Our recent Trace Acquisition subjects us to certain risks and uncertainties. We may not realize our anticipated benefits from the Trace acquisition or successfully integrate the operations, personnel or technology of Trace into our existing operations.

•       A material amount of Trace’s revenue is derived from foreign sales, which exposes us to foreign currency risks.

•       A significant part of Trace’s operations are now subject to additional foreign regulatory requirements, which exposes us to additional regulatory risks.

•       Our acquisition of Trace may prove to be worth less than we paid:

•        Our acquisition may not produce revenues, earnings or cash flow at anticipated levels;

•        Trace’s new VectorSeis technology may not achieve broad market acceptance;

•        We may be unable to integrate Trace successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems; and

•       Our acquisition of Trace may disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

•       We may require significant working capital in future periods due to the cyclical nature of Trace’s business in Canada.

•       We incurred substantial indebtedness to complete our acquisition of Trace, which will require significant external capital.

•       If the registration statement of which this prospectus is a part does not become effective by February 28, 2006 (March 31, 2006 in the case of a “full review” by the Commission), or it fails to remain continuously effective as required by the Registration Rights Agreement, we may be subject to significant financial penalties.

Risks Related to Our Business

As a provider of geophysical technologies, our business subjects us to numerous ongoing risks.

•       If the demand for oil and gas in the United States or the level of capital expenditures by oil and gas companies were to decline, demand for our services would likely decline and our results of operations and cash flow would be adversely affected.

•       Our revenues are subject to fluctuations that are beyond our control, which could adversely affect our results of operations in any financial period.

•       Our surveying operations are subject to delays related to obtaining land access rights of way from third parties, which could affect our results of operations.

•       We face intense competition in our business and relatively low barriers to entry that could result in downward pricing pressure.

•       We may be unable to attract or retain management and skilled and technically knowledgeable employees.

•       We depend upon a limited number of key personnel and the success of the business depends to a significant extent upon the abilities and efforts of the members of its senior management.

•       Our seismic acquisition operations expose our employees to hazardous working conditions in difficult environments, which can result in injuries to our personnel and, in certain circumstances, loss of life.

•       Capital requirements for our operations are significant. If we are unable to finance these requirements our ability to continue our expansion and maintain profitability could be affected.

•       Our level of indebtedness may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due.

•       We may not be able to satisfy the financial covenants included in the debt obligations we assumed in connection with our acquisition of Trace. Trace’s bank facility has been in default in the past and we cannot guarantee that it will not be in default in the future.

•       Technological change in our business creates risks of technological obsolescence and requirements for future capital expenditures. If we are unable to keep up with these technological advances, we may not be able to compete effectively.

•       We may not be able to generate sufficient cash flows to meet our operational growth, fund ongoing capital expenditures, working capital needs, debt repayments, related interest payments, and expected future losses in our data processing business.

•       Our data processing segment, GDC, continues to incur high fixed costs. The segment continues to be unprofitable and is expected to incur losses for the foreseeable future. We may not be able to make GDC a profitable business segment.

•       Downtime or delays resulting from weather interruptions, reduced demand, equipment failures or other causes can result in significant additional expenses and operating losses.

•       Our seismic acquisition contracts are generally on a turnkey or combination of turnkey/time basis. This causes us to generally bear substantially all the risks of business interruption caused by weather delays (including from hurricanes like Rita in September 2005), other hazards and reliance on subcontractors preferring required preparatory work.

•       We rely on a limited number of key suppliers for specific seismic services and equipment.

•       Our business is subject to governmental regulation which may adversely affect our future operations.

•       Our field operations may incur substantial liabilities to comply with environmental laws and regulations.

Risks Related to Our Common stock

•       Our common stock is very illiquid and its price has been and may continue to be volatile in the indefinite future. The market price of our common stock could be subject to significant fluctuations, and may decline. The following factors could affect our stock price:

•        Our operating and financial performance and prospects;

•        Quarterly variations in the rate of growth of key financial indicators, such as our net income per share, overall net income and revenues;

•        Changes in revenue or earnings estimates or publication of research reports by analysts covering the Company;

•        Speculation in the financial press or investment community;

•        General market conditions, including fluctuations in energy prices; and

•        Domestic and international economic, legal and regulatory factors unrelated to our specific performance.

•       We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, the agreements governing some of our current indebtedness prohibit us from paying dividends. Our future dividend policy is within the discretion of our Board of Directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities.

•       Provisions under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

•       We believe that additional opportunities to make acquisitions in the seismic acquisition industry may arise in the future. If we pursue any such opportunity, the issuance of additional securities to finance the acquisition would dilute the interests of existing holders of our common stock.

•       If our stockholders continually sell shares of our common stock, the market price of our common stock could decline.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages and positions of our directors, executive officers and other key personnel. Each of our directors named below were elected at the our last Annual Meeting of Stockholders for a term of one year or until their successors were elected, except that David A. Johnson and Daniel Frank Harrison were appointed to fill vacancies in our Board of Directors. James White and David Smiddy were appointed officers when we completed the Trace Acquisition on December 1, 2005. Each of our directors will be nominated at our next Annual Meeting of Stockholders to serve on our Board of Directors for additional one-year terms or until their successors are elected.

Name	Age	Position With Company	Office Held Since
William R. Ziegler	63	Chairman (non-executive) and Director	1997
David A. Johnson	54	President, Chief Executive Officer and Director	2003
Michael A. Dunn	51	Vice President	1997
Thomas J. Concannon	52	Vice President and Chief Financial Officer	1997
Michael A. Schott	60	Vice President of Financial Reporting and Compliance	1998
Lynn A. Turner	56	President of Quantum/Trace U.S. Operations	1997
M. Lee Bell	58	President of Geophysical Development Corporation	2004
James White	46	President of Quantum/Trace Seismic Acquisition Operations	2005
David Smiddy	50	President of Trace/Canada Operations	2005
Christopher M. Harte	57	Director	1997
Steven A. Webster	54	Director	1997
Daniel Frank Harrison	57	Director	2003

There are no family relationships between any of our directors or executive officers.

William R. Ziegler, age 63, has served as a member of the Board of Directors since August 1, 1997 and has served as the Company’s Chairman (non-executive) since February 2, 1999. Mr. Ziegler is of counsel to the law firm of Satterlee Stephens Burke & Burke, LLP, located in New York, New York. Since June 1994, Mr. Ziegler served as Chairman of the New York law firm of Parson & Brown, L.L.P. which merged with Satterlee Stephens Burke & Burke, LLP effective September 1, 1999. Mr. Ziegler was formerly a partner of Whitman Breed Abbott & Morgan, located in New York, New York (1993 - May 1994), and a predecessor law firm, Whitman & Ransom (since 1976). Mr. Ziegler is a director and Vice Chairman of Grey Wolf, Inc. (an international land drilling company), a director of Flotek Industries Inc. (an oil services equipment supplier), a director and Vice Chairman of Union Drilling (a land drilling company), a general partner of Somerset Capital Partners and a managing member of Blackhawk Investors II, L.L.C.

David A. Johnson, age 54, has served as a member of the Board of Directors and as our President and Chief Executive Officer since October 1, 2003. Most recently, Mr. Johnson served as President, Worldwide Deepwater Division, of Phillips Petroleum. Prior to that time, Mr. Johnson served as Vice President Exploration of Spirit Energy 76 from 1997 to 2000 and Senior Vice President Exploration and Land of Vastar Resources from 1995 to 1996. From 1973 to 1995, Mr. Johnson held a variety of managerial positions with Shell Oil, including General Manager—Geophysics.

Michael A. Dunn, age 51, has served as our Vice President and Chief Technology Officer of the Company since August 18, 1997. Prior to joining us, Mr. Dunn was employed for 18 years by Shell Oil Company, most recently as Technology Manager at its Exploration and Production Research Center. Mr. Dunn has over 20 years of experience in all aspects of geoscience, including seismic acquisition, seismic processing, exploration and research.

Thomas J. Concannon, age 52, has served as our Vice President and Chief Financial Officer since July 15, 1997. Prior to joining us, Mr. Concannon worked for four years as a private consultant for various energy companies. Prior to that time, Mr. Concannon served as President of NJR Energy, an exploration company and as a director of its parent company, NJ Resources, Inc. Mr. Concannon has over 20 years of energy industry experience.

Michael A. Schott, age 60, has served as our Vice President of Financial Reporting and Compliance and Secretary since August 5, 1998. Prior to joining us, Mr. Schott served eight years as a Vice President and shareholder of a public accounting firm in San Antonio, Texas. Prior to that time, Mr. Schott served as Controller, then Senior Vice President and Treasurer of Venus Oil Company. Mr. Schott is a Certified Public Accountant with more than 30 years of experience, including 10 years in the oil and gas exploration industry and 20 years in the practice of public accounting. Mr. Schott is a member of the Texas Society of Certified Public Accountants and the American Institute of CPAs.

Lynn A. Turner, age 56, has served as the President of our Quantum/Trace U.S. Operations since our Trace Acquisition on December 1, 2005. Mr. Turner served as the President of Quantum Geophysical, Inc. since late 2003 and as our President and Chief Operating Officer from July 28, 1997 until September 30, 2003. Prior to joining us, Mr. Turner was employed for six years by Fairfield Industries, Inc., a provider of seismic acquisition services, most recently as Senior Vice President and Manager of Data Acquisition. Mr. Turner has more than 25 years of experience in the seismic data acquisition business.

M. Lee Bell, age 58, has served as the President of Geophysical Development Corporation since April 1, 2004. Prior to joining us, Dr. Bell served as Global General Manager, Seismic Reservoir Services, of WesternGeco. Prior to that position, Dr. Bell served as Vice President of Technology at WesternGeco. From 1998 to 2000, Dr. Bell served as President of Geosignal, a division of Western Geophysical. Dr. Bell has more than 25 years experience in the seismic data processing industry.

James White, age 46, has served as the President of our combined Quantum/Trace Seismic Acquisition Operations since our Trace Acquisition on December 1, 2005. Prior to joining us, Mr. White served as Trace’s President since February 2004. Prior to that, Mr. White spent 25 years with WesternGeco, a leading seismic company, in a variety of operational roles. Most recently he served as Vice President for North and South America, where he was responsible for all aspects of that company’s operations in North and South America.

David Smiddy, age 50, has served as President of our Trace/Canada Operations since our Trace Acquisition on December 1, 2005. Mr. Smiddy served as Trace’s Vice President of Finance since April of 2004. Since February 2005, Mr. Smiddy has served as Trace’s General Manager—Canada, with responsibility for overall operations and strategy for Canada. Mr. Smiddy has over 18 years of experience in the oilfield-services industry and, prior to joining Trace, served in various operating financial roles at Sefel Geophysical, Beaver Geophysical, Kudu Industries, and Pulse Data.

Christopher M. Harte, age 57, is a private investor and has served as a member of our Board of Directors since August 1, 1997. From 1992 to 1994, Mr. Harte was the President of Portland Newspapers, Inc. Mr. Harte is a director of several corporations, including Harte-Hanks, Inc. (a direct marketing and shopper publishing company) and Crown Resources Corporation (a precious metals mining company), and is an investor member of Blackhawk Investors II, L.L.C.

Steven A. Webster, age 54, has served as a member of our Board of Directors since August 1, 1997. Mr. Webster serves as Managing Partner of Avista Capital Partners, which makes private equity investments in energy, healthcare and media. He is employed as a consultant by Credit Suisse First Boston's Alternative Capital Division to manage energy investments in its private equity fund. Mr. Webster serves as Chairman of Carrizo Oil & Gas, Inc., Basic Energy Services and Crown Resources Corporation. He also serves on the Boards of Brigham Exploration Company, Goodrich Petroleum Corporation, Seacor

Holdings, Grey Wolf, Inc. and Hercules Offshore. Mr. Webster serves as Trust Manager of Camden Property Trust. He is also a General Partner of Somerset Capital Partners and a Managing Member of Blackhawk Investors II, L.L.C. From 2000-2005, Mr. Webster served as Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston. He was a founder and served as Chief Executive Officer of Falcon Drilling Company, Inc. and its successor, R&B Falcon Corporation from January 1998 to June 1999.

Daniel Frank Harrison, age 57, has served as a member of our Board of Directors since June 9, 2003. Mr. Harrison is Managing Partner of Eufaula Energy, LLC. Prior to this, Mr. Harrison served as President of Harding and Shelton, Inc. from 1999 to 2002 and Executive Vice President of Indian Oil Company from 1997 to 1999. Mr. Harrison served as President and Chief Executive Officer of Boswell Energy Company from 1993 to 1997. Mr. Harrison began his career in the oil and gas industry in 1980 with the Resource Analysis and Management Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 30, 2005, the number of shares of the Company’s common stock beneficially owned by (i) each person known by us (based on filings under Section 13(d) or 13(g) of the Exchange Act) to be the holder of more than five percent of its voting securities, (ii) each director or nominee for election as a director, (iii) each executive officer, and (iv) all of our directors and officers as a group. Unless otherwise indicated, each holder has sole voting and investment power with respect to the shares of common stock owned by such holder.

Name and Address of Beneficial Owner or Group	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Steven A. Webster 1000 Louisiana, Suite 1500 Houston, Texas 77002	Common	13,441,294 shares	(2)	24.97%
Maple Leaf Partners, L.P. 450 Laurel Street, Suite 2105 Baton Rouge, Louisiana 70801	Common	8,929,624 shares	(3)	16.44%
GeoLease Partners, L.P. c/o CSFB Private Equity, Inc. Eleven Madison Avenue New York, New York 10010	Common	7,063,158 shares		13.20%
William R. Ziegler 230 Park Avenue, Suite 1130 New York, New York 10169	Common	8,425,934 shares	(4)	15.71%
Maple Leaf Offshore, Ltd. 450 Laurel Street, Suite 2105 Baton Rouge, Louisiana 70801	Common	5,902,952 shares	(5)	10.92%
Blackhawk Investors II, L.L.C. 14701 St. Mary’s Lane, Suite 800 Houston, Texas 77079	Common	5,317,804 shares		9.94%
Valentis SB LP c/o Wexford Capital LLC 411 West Putman Avenue Greenwich, Connecticut 06830	Common	5,317,803 shares		9.94%
David A. Johnson One Riverway, Suite 2100 Houston, Texas 77056	Common	893,748 shares	(6)	1.64%
Christopher M. Harte P.O. Box 696 Spicewood, Texas 78669	Common	840,435 shares	(7)	1.57%
Lynn A. Turner One Riverway, Suite 2100 Houston, Texas 77056	Common	333,333 shares	(6)	.62%
Michael A. Dunn One Riverway, Suite 2100 Houston, Texas 77056	Common	233,333 shares	(6)	.43%
Thomas J. Concannon One Riverway, Suite 2100 Houston, Texas 77056	Common	233,333 shares	(6)	.43%

Michael A. Schott One Riverway, Suite 2100 Houston, Texas 77056	Common	33,333 shares	(6)	.06%
M. Lee Bell One Riverway, Suite 2100 Houston, Texas 77056	Common	116,667 shares	(6)	.22%
All Directors and Executive Officers as a Group	Common	18,894,232 shares	(8)	33.84%

(1)          These percentages are calculated on the basis of 53,503,093 shares of common stock, that were issued and outstanding on December 30, 2005, plus, with respect to each person, group or entity listed, such number of shares of common stock as such person or entity has the right to acquire pursuant to options, warrants, conversion privileges or other rights held by such person or entity. Certain shares are deemed beneficially owned by more than one person or entity listed in the table.

(2)          Includes (i) 5,474,116 shares owned of record by Mr. Webster, (ii) 5,317,804 shares of common stock owned of record by Blackhawk Investors II L.L.C., (iii) 339,374 shares of common stock owned of record by Somerset Capital Partners (“SCP”), since Mr. Webster is one of three general partners of SCP, (iv) 280,000 shares of common stock, assuming the exercise of warrants owned of record by Mr. Webster, (v) 1,107,020 shares of common stock owned of record by Kestrel Capital, L.P., since Mr. Webster is President of Peregrine Management, LLC, the sole General Partner of Kestrel Capital, L.P., (vi) 40,000 shares of common stock, assuming the exercise of the warrants owned by Kestrel Capital, L.P., and (vii) 882,980 shares of common stock owned of record by Cerrito Partners, since Mr. Webster is the managing partner of Cerrito Partners.

(3)          Includes (i) 8,117,840 shares owned of record and (ii) 811,784 shares of common stock, assuming the exercise of warrants owned by Maple Leaf Partners, L.P.

(4)          Includes (i) 2,648,756 shares owned of record by Mr. Ziegler, (ii) 5,317,804 shares of common stock owned of record by Blackhawk Investors II L.L.C., (iii) 339,374 shares of common stock owned of record by SCP, since Mr. Ziegler is one of three general partners of SCP, and (iv) 120,000 shares of common stock, assuming the exercise of warrants owned of record by Mr. Ziegler.

(5)          Includes (i) 5,366,320 shares owned of record and (ii) 536,632 shares of common stock, assuming the exercise of warrants owned by Maple Leaf Offshore, Ltd.

(6)          Refers to vested stock options to purchase common stock held by the named executive.

(7)          Includes 800,435 shares of common stock owned of record by Spicewood Family Partners of which Mr. Harte is the general partner and 40,000 shares of common stock, assuming the exercise of warrants owned of record by Spicewood Family Partners.

(8)          Includes an aggregate of (i) 16,570,485 issued and outstanding shares beneficially owned by the directors and executive officers as a group and (ii) 2,323,747 shares of common stock that such persons have the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights held by such persons.

MARKET FOR COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NASDAQ OTC Bulletin Board under the trading symbol “GOKN.OB.” As of September 30, 2005, the Company had 94 stockholders of record.

The following table sets forth the high and low closing bid for the common stock during our three most recent fiscal quarters and our last two fiscal years as reported by the National Association of Security Dealers on the NASDAQ OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Twelve Months Ended December 31, 2005
Quarter Ended March 31, 2005	$4.00	$0.70
Quarter Ended June 30, 2005	$2.75	$1.80
Quarter Ended September 30, 2005	$2.25	$1.57
Quarter Ended December 31, 2005 (through December 27, 2005)	$2.60	$1.65
Twelve Months Ended December 31, 2004
Quarter Ended March 31, 2004	$2.75	$0.25
Quarter Ended June 30, 2004	$2.75	$0.52
Quarter Ended September 30, 2004	$1.70	$0.50
Quarter Ended December 31, 2004	$1.01	$0.51
Twelve Months Ended December 31, 2003
Quarter Ended March 31, 2003	$0.06	$0.01
Quarter Ended June 30, 2003(1)	$0.60	$0.01
Quarter Ended September 30, 2003	$0.06	$0.06
Quarter Ended December 31, 2003	$0.30	$0.06

(1)          We completed a 1 for 100 reverse split of our common stock on May 2, 2003.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and the Board of Directors intends to retain all of its earnings, if any, to finance the development and expansion of our business. In addition, we are prohibited from paying cash dividends under the documents governing certain of our indebtedness. There can be no assurance that our operations will prove profitable to the extent necessary to pay cash dividends. Moreover, even if such profits are achieved, our future dividend policy will depend upon our earnings, capital requirements, financial condition and other factors considered relevant by our Board of Directors.

SELLING STOCKHOLDERS

Set forth below is the name of each Selling Shareholder and the amount and percentage of common stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering described in this prospectus, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering. The footnotes provide information about persons who have investment voting power for the Selling Stockholders and about material transactions between the Selling Stockholders and the Company.

	Shares Beneficially Owned Prior to this Offering(1)					Shares Beneficially Owned After this Offering(1)
Selling Stockholders	Number		Percent	Shares to be Sold		Number	Percent
Battersea Capital, Inc.	88,000.16%			88,000		0	0
Enable Growth Partners, LP	422,400.79%			422,400		0	0
Enable Opportunity Partners LP	105,600.20%			105,600		0	0
Ironman Energy Capital, LP	704,000		1.31%	704,000		0	0
Kestrel Capital, LP	1,147,020		2.14%	440,000	(5)	707,020	1.32%
Landsberger Fam. Trust	88,000.16%			88,000		0	0
Levant America, S.A.	3,449,964		6.43%	1,760,000		1,689,964	3.16%
Maple Leaf Offshore Ltd.	5,902,952	(9)	10.93%	5,902,952	(5)	0	0
Maple Leaf Partners, L.P.	8,929,624	(8)	16.44%	8,929,624	(5)	0	0
Maple Leaf Partners I, L.P.	567,424		1.06%	567,424		0	0
Nite Capital, LP	88,000.16%			88,000		0	0
RBC Capital Markets Corporation	274,050.51%			274,050	(7)	0	0
S.A.C. Capital Associates, LLC	2,200,000		4.10%	2,200,000		0	0
SCF-III, L.P.	977,936		1.83%	977,936	(6)	0	0
Spicewood Investment Partners 2004, Ltd.	840,435	(4)	1.57%	440,000	(5)	400,435.75%
Stephen S. Taylor	165,000.31%			165,000		0	0
Straus Partners, LP	363,000.68%			363,000		0	0
Straus-Gept Partners, LP	297,000.55%			297,000		0	0
Michael Thesman	88,000.16%			88,000		0	0
Steven A. Webster	13,441,294	(2)	24.97%	3,080,000	(5)	10,361,294	19.37%
James White	22,064.04%			22,064	(6)	0	0
Alan Williams	88,000.16%			88,000		0	0
William R. Ziegler	8,425,934	(3)	15.71%	1,320,000	(5)	7,105,934	13.28%

(1)          In the PIPE Transaction, we issued common stock and warrants under the Securities Purchase Agreement and the Registration Rights Agreement. Each purchaser under the Securities Purchase Agreement was an accredited investor as that term is defined in Regulation D under the Securities Act. In issuing the securities, we relied on an exemption from registration under Section 4(2) and Rule 506 thereunder, each purchaser being accredited and provisions relating to limitations on the manner of sale and limitations on resale in Rule 506 being complied with. RBC acted as placement agent in connection with the sale of our securities in the PIPE Transaction. The number of shares listed above includes the shares issuable on the exercise of the warrants. Pursuant to the Registrant Rights Agreement, we agreed to file a registration statement on Form S-1 registering the resale of the shares of common stock issued and the shares issuable on exercise of the warrants and to keep the registration statement effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration an without regard o any volume limitations by reason of

Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Registration Rights Agreement also provides that if we do not register for resale the securities by February 28, 2006 (March 31, 2006 in case of a “full review” by the SEC), then upon such failure to register the shares, we must pay each investor a fee equal to 2% of the aggregate purchase price paid by such investor pursuant to the Securities Purchase Agreement for the shares of common stock then held by the investor, and for each month after such date that the common shares are not registered, we must additionally pay each investor a fee equal to 2% of the aggregate purchase price paid by each such investor pursuant to the Securities Purchase Agreement for the shares of common stock then held by the investor. Pursuant to the Registration Rights Agreement, we filed the registration statement of which this prospectus is a part with the SEC to register for resale the shares of common stock identified in this prospectus and owned by investors in the PIPE Transaction.

(2)           Includes (i) 5,474,116 shares owned of record by Mr. Webster, (ii) 5,317,804 shares of common stock owned of record by Blackhawk Investors II L.L.C., (iii) 339,374 shares of common stock owned of record by Somerset Capital Partners (“SCP”), since Mr. Webster is one of three general partners of SCP, (iv) 280,000 shares of common stock, assuming the exercise of warrants owned of record by Mr. Webster, (v) 1,107,020 shares of common stock owned of record by Kestrel Capital, L.P., since Mr. Webster is President of Peregrine Management, LLC, the sole General Partner of Kestrel Capital, L.P., (vi) 40,000 shares of common stock, assuming the exercise of the warrants owned by Kestrel Capital, L.P., and (vii) 882,980 shares of common stock owned of record by Cerrito Partners, since Mr. Webster is the managing partner of Cerrito Partners.

(3)          Includes (i) 2,648,756 shares owned of record by Mr. Ziegler, (ii) 5,317,804 shares of common stock owned of record by Blackhawk Investors II L.L.C., (iii) 339,374 shares of common stock owned of record by SCP, since Mr. Ziegler is one of three general partners of SCP, and (iv) 120,000 shares of common stock, assuming the exercise of warrants owned of record by Mr. Ziegler.

(4)          Includes (i) 800,435 shares of common stock owned of record by Spicewood Family Partners of which Mr. Harte is the general partner and (ii) 40,000 shares of common stock, assuming the exercise of warrants owned of record by Spicewood Family Partners.

(5)          Represents shares of common stock and shares issuable upon the exercise of warrants purchased in the PIPE Transaction.

(6)          Represents shares of common stock received as part of the purchase price paid in connection with the Trace Acquisition. Includes (i) 977,936 shares owned of record by SCF-III, L.P. and (ii) 22,064 shares owned of record by James White.

(7)          Assumes exercise of warrants received by RBC Capital Markets Corporation for acting as placement agent in the PIPE Transaction.

(8)          Includes (i) 8,117,840 shares owned of record and (ii) 811,784 shares of common stock, assuming the exercise of warrants owned by Maple Leaf Partners, L.P.

(9)          Includes (i) 5,366,320 shares owned of record and (ii) 536,632 shares of common stock, assuming the exercise of warrants owned by Maple Leaf Offshore, Ltd.

DESCRIPTION OF CAPITAL STOCK

Geokinetics is authorized to issue 100,000,000 shares of common stock, par value $.01 (the “Common Stock”), of which 53,503,093 shares were issued and outstanding as of December 30, 2005, and 2,500,000 shares of preferred stock, par value $100.00 (the “Preferred Stock”), none of which were issued and outstanding as of December 30, 2005. The following description of Geokinetics’ Common Stock is based on the description of the Common Stock in the Company’s Certificate of Incorporation, as amended and currently in effect.

General

All issued and outstanding shares of Common Stock are fully paid and nonassessable, and any additional shares of Common Stock that Geokinetics issues will be fully paid and nonassessable.

Dividend Rights

Each share of Common Stock is entitled to have equal rights of participation in (i) any dividends, when and as they may be declared, which are payable in respect of the Common Stock, and (ii) assets of Geokinetics which may be distributable in respect of the Common Stock upon the liquidation of Geokinetics.

Voting Rights

The holders of Common Stock have full voting rights on all matters requiring stockholder action, with each share of Common Stock entitled to one vote.

Cumulative Voting

Cumulative voting in the election of directors or otherwise is expressly prohibited; no stockholder is entitled to cumulate his votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of shares owned by such stockholder, or to distribute such votes on the same principle among other of such candidates.

Preemptive Rights

No stockholder has any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock, but such shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it deems advisable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 2,500,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•       broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•       any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the

Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Chamberlain, Hrdlicka, White, Williams & Martin will pass upon the validity of the common stock offered hereby.

EXPERTS

The financial statements for Geokinetics Inc. as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 included in this prospectus and registration statement have been so included in reliance on the report of Fitts, Roberts & Co., P.C., independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements for Trace Energy Services Ltd. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus and registration statement have been so included in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Financial Statements	F-2
Unaudited Pro Forma Statement of Operations for the year ended December 31, 2004	F-3
Unaudited Pro Forma Statement of Operations for the six months ended June 30, 2005	F-4
Unaudited Pro Forma Balance Sheet at June 30, 2005	F-5
Notes to Pro Forma Financial Information	F-6
Report of Independent Accountants	F-9
TRACE FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-10
Report of Independent Registered Public Accounting Firm	F-11
Consolidated Balance Sheets as of June 30, 2005 (unaudited) and December 31, 2004 and 2003 (audited)	F-12
Consolidated Statements of Operations and Deficits for the six months ended June 30, 2005 and 2004 (unaudited) and for the Years ended December 31, 2004, 2003 and 2002 (audited)	F-13
Consolidated Statements of Cash Flow for the six months ended June 30, 2005 and 2004 (unaudited) and for the Years ended December 31, 2004, 2003 and 2002 (audited)	F-14
Notes to Consolidated Financial Statements	F-16

Note: All of the information reflected in the Trace Financial Statements included herein are expressed in Canadian dollars

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma statements of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 give pro forma effect to the: (1) Trace Energy Services Ltd. (Trace) acquisition and (2) private offering and sale of shares of our Common Stock, as if the transaction had been consummated on January 1, 2004.

The unaudited pro forma balance sheet as of June 30, 2005 gives pro forma effect to the: (1) Trace acquisition and (2) private offering and sale of shares of our Common Stock, as if those transactions had been consummated on June 30, 2005.

We expect to complete the Trace acquisition concurrently with the completion of our private Common Stock offering. Such offering is conditioned upon the completion of the Trace acquisition.

The unaudited pro forma financial information is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statements of operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the date indicated or what our results will be for any future periods. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma financial statements and the accompanying notes should be read in conjunction with our historical financial statements contained in our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005 and the historical financial statements of Trace, including the notes thereto, included in this report.

For financial accounting purposes, the assets acquired and the liabilities assumed under the Trace acquisition referred to in these unaudited pro forma financial statements have been or will be recorded at their fair values as of the date of the acquisition. The allocation in these unaudited pro forma financial statements is a preliminary allocation based on an internally prepared valuation of the fair value of the acquired assets and liabilities of Trace. In addition, the cash proceeds from the sale of Geokinetics stock and shares issued are based on the stock price of Geokinetics at June 30, 2005. When finalized, the allocation and stock price may vary materially from the allocation presented in these unaudited pro forma financial statements.

All of the Unaudited Pro Forma Financial Statements are presented in US dollars.

GEOKINETICS INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2004

			Pro Forma Adjustments			Pro Forma
	Geokinetics	Trace	db.	cr.	(1)(4)	Geokinetics
Revenues
Seismic acquisition	$39,469,562	$34,645,269	$—	$—	(16)	$74,114,831
Seismic data processing	3,675,268	—	—	—		3,675,268
Total revenues	43,144,830	34,645,269	—	—		77,790,099
Expenses
Seismic operating expenses	34,342,843	26,981,458	—	—		61,324,301
Data processing expenses	5,619,319	—	—	—		5,619,319
General and administrative	2,358,430	3,137,522	—	—		5,495,952
Depreciation and amortization	850,705	2,281,310	2,533,000	—	(5)	5,665,015
Total expenses	43,171,297	32,400,290	2,533,000	—		78,104,587
Income (loss) from operations	(26,467)	2,244,979	(2,533,000)	—		(314,488)
Interest expense	(441,097)	(589,092)	—	165,000	(17)	(865,189)
Interest income	26,218	15,749	—	—		41,967
Other income (expense)	—	(614,228)	—	—		(614,228)
Income (loss) before income tax	(441,346)	1,057,408	(2,533,000)	165,000		(1,751,938)
Provision for income tax	—	900,529	—	237,000	(7)	663,529
Income (loss) from continuing operations	$(441,346)	$156,879	$(2,533,000)	$402,000		$(2,415,467)
(Loss) from continuing operations per common share
Basic	$(0.02)					$(0.06)
Diluted	$(0.02)					$(0.06)
Weighted average common shares and equivalents outstanding
Basic	18,992,113		22,957,989		(6)	41,950,102
Diluted	18,992,113		22,957,989		(6)	41,950,102

GEOKINETICS INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Six Months Ended June 30, 2005

			Pro Forma Adjustments			Pro Forma
	Geokinetics	Trace	db.	cr.	(1)(4)	Geokinetics
Revenues
Seismic acquisition	$24,321,748	$18,126,552	$—	$—	(16)	$42,448,300
Seismic data processing	2,267,069	—	—	—		2,267,069
Total revenues	26,588,817	18,126,552	—	—		44,715,369
Expenses
Seismic operating expenses	21,477,088	14,431,487	—	—		35,908,575
Data processing expenses	3,314,925	—	—	—		3,314,925
General and administrative	1,217,727	1,728,864	—	—		2,946,591
Depreciation and amortization	388,588	1,593,112	1,266,000	—	(5)	3,247,700
Total expenses	26,398,328	17,753,463	1,266,000	—		45,417,791
Income (loss) from operations	190,489	373,089	(1,266,000)	—		(702,422)
Interest expense	(193,904)	(335,394)	—	125,000	(17)	(404,298)
Interest income	31,263	10,044	—	—		41,307
Other income (expense)	235	160,782	—	—		161,017
Income (loss) before income tax	28,083	208,521	(1,266,000)	125,000		(904,396)
Provision for income tax	—	285,379	—	—		285,379
Income (loss) from continuing operations	$28,083	$(76,858)	$(1,266,000)	$125,000		$(1,189,775)
Income (loss) from continuing operations per common share
Basic	$0.00					$(0.03)
Diluted	$0.00					$(0.03)
Weighted average common shares and equivalents outstanding
Basic	18,992,113		22,957,989		(6)	41,950,102
Diluted	20,713,894		22,957,989		(6)	41,950,102

GEOKINETICS INC.
UNAUDITED PRO FORMA BALANCE SHEET
June 30, 2005

			Pro Forma Adjustments			Pro Forma
	Geokinetics	Trace	db.	cr.	(1)(4)	Geokinetics
ASSETS
Current assets:
Cash	$3,627,041	$623,472	$30,000,000	$26,300,000	(8)	$7,950,513
Accounts receivable	7,051,583	6,085,740	—	—		13,137,323
Work in process	1,467,262	263,260	—	—		1,730,522
Prepaid expenses and deposits	211,208	845,928	—	—		1,057,136
Total current assets	12,357,094	7,818,400	30,000,000	26,300,000		23,875,494
Property, plant and equipment, net	2,363,818	24,020,207	10,659,256	—	(10)(14)(15)	37,043,281
Other assets:
Deferred charges	234,253	—	—	—		234,253
Deposits and restricted investments	242,490	—	—	—		242,490
Other assets	—	—	700,000	—	(10)	700,000
Goodwill	—	—	16,503,000	16,322,094	(9)	180,906
Total other assets	476,743	—	17,203,000	16,322,094		1,357,649
Total assets	$15,197,655	$31,838,607	$57,862,256	$42,622,094		$62,276,424
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long term debt and capital leases	$1,857,527	$3,209,821	$1,116,000	$—	(11)	$3,951,348
Bank indebtedness	—	1,811,548		—		1,811,548
Accounts payable	6,049,894	7,614,547	2,443,000	—	(13)	11,221,441
Accrued liabilities	1,681,866	—	—	—		1,681,866
Deferred revenue	3,359,612	—	—	—		3,359,612
Taxes payable	—	572,448	—	—		572,448
Other liabilities	725,054	—	—	—		725,054
Total current liabilities	13,673,953	13,208,364	3,559,000	—		23,323,317
Long term debt and capital leases, net of current maturities	1,501,024	7,403,507	5,631,000	4,155,000	(11)	7,428,531
Future income tax liability	—	1,451,898	—	—		1,451,898
Non-controlling interest	—	97,924	97,924	—		—
Redeemable preferred stock	2,484,690	—	2,484,690	—	(6)	—
Stockholders’ equity:
Other Comprehensive Income	(24,862)	—	—	—		(24,862)
Stockholders’ equity	(2,437,150)	9,676,914	11,876,914	34,734,690	(12)	30,097,540
Total stockholders’ equity	(2,462,012)	9,676,914	11,876,914	34,734,690		30,072,678
Total liabilities and stockholders’ equity	$15,197,655	$31,838,607	$23,649,528	$38,889,690		$62,276,424

NOTES TO PRO FORMA FINANCIAL INFORMATION

(1)          The following is a preliminary estimate of the purchase price for the Trace acquisition:

Cash payment paid for Trace shares	$14,253,000
Stock payment made for Trace shares (1 million shares of Geokinetics stock issued at June 30, 2005 price of $2.25)	2,250,000
Total purchase price	$16,503,000

This preliminary estimate of the purchase price has been allocated as presented below based on an internally prepared preliminary assessment of the fair value of the assets and liabilities of Trace at June 30, 2005.

	Book Value of Assets Acquired (Liabilities Assumed)	Preliminary Purchase Price Allocation	Preliminary Fair Value
Cash	$623,472	$	$623,472
Accounts receivable	6,028,012		6,028,012
Work in process	263,260		263,260
Prepaid expenses	845,928		845,928
Income tax recoverable	57,728		57,728
Property, plant and equipment	24,020,207	5,847,256	29,867,463
Other assets	—	700,000	700,000
Goodwill	—	180,906	180,906
Accounts payable and accrued liabilities	(7,614,547)		(7,614,547)
Bank indebtedness	(1,811,548)		(1,811,548)
Long-term debt	(10,613,328)		(10,613,328)
Taxes and future taxes payable	2,024,346)		(2,024,346)
Non-controlling interest	(97,924)	97,924	—
	$9,676,914	$6,826,086	$16,503,000

All liabilities assumed were at their estimated fair values. The fair value of intangibles are estimated to be $700,000. The fair value of property, plant and equipment is estimated to be $29,867,463 based on an equipment appraisal performed by an independent industry appraiser. There were no identified intangible assets which were determined to have indefinite lives. This preliminary assessment of fair value resulted in $180,906 of goodwill which will be subject to periodic impairment testing.

(2)          The pro forma statements have been presented in US dollars which is the reporting currency for Geokinetics. The exchange rates used for the conversion to US dollars throughout these statements are included below:

C$
June 30, 2005	0.8142
Average for the period January 1, 2005 to June 30, 2005	0.8103
Average for the period January 1, 2004 to December 31, 2004	0.7701

(3)          Geokinetics prepares its financial statements in accordance with US generally accepted accounting principles (“GAAP”). Trace prepares its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). No material differences between Canadian GAAP and GAAP as they relate to Geokinetics and Trace were included in the Geokinetics pro forma financial statements. An explanation of the differences in Canadian and US GAAP as they relate to Trace is set forth in note 13 of the Trace historical financial statements included herein.

(4)          These columns reflect (a) the issuance of Geokinetics stock pursuant to the offering, (b) the payment of the cash purchase price for the Trace acquisition, (c) the preliminary allocation of the purchase price to acquired assets and liabilities assumed, (d) the pro forma income statement effects resulting from the preliminary purchase price accounting adjustments, the payoff of certain outstanding debt of Trace and Geokinetics and the purchase of certain additional equipment and (e) the redemption of Geokinetics redeemable preferred stock as outlined in note 8 below.

(5)          Reflects the preliminary pro forma adjustment to record the amortization of the acquired intangible assets (customer relationships, employment agreements, supplier agreements), the depreciation of the write up to market value of Trace’s acquisition equipment and the depreciation on capital expenditures.

(6)          Reflects pro forma issuance of Geokinetics common stock in connection with the Trace acquisition and the conversion of Geokinetics redeemable preferred stock.

Issuance of Geokinetics common stock in connection with this offering and the Trace acquisition	13,333,333
Stock consideration Trace acquisition	1,000,000
Conversion of Geokinetics redeemable preferred stock	8,624,656
22,957,989

(7)          Reflects the pro forma adjustment to utilize Geokinetics net operating losses to offset Trace US tax expense.

(8)          Reflects the pro forma adjustment to cash as follows:

Cash proceeds from the issuance of Geokinetics stock in this offering (13,333,333 based on Geokinetics June 30, 2005 closing stock price of $2.25)	$30,000,000
Cash payment for the Trace shares	(14,253,000)
Payoff of Trace debt	(2,443,000)
Payoff of Geokinetics debt	(4,304,000)
Capital expenditures for the seismic acquisition operation	(3,100,000)
Underwriting fees and other expenses incurred on the issuance of Geokinetics common stock	(2,200,000)
$3,700,000

(9)          Reflects the preliminary pro forma adjustment to record goodwill representing the excess of the purchase price over the fair value of the net assets acquired (see note 1).

(10)   Reflects the pro forma adjustment to record the estimated fair value of the intangible assets acquired and the write up to market value of Trace’s acquisition equipment (see note 1).

(11)   Reflects the pro forma adjustment for the payoff of Trace and Geokinetics debt.

(12)   Reflects the pro forma adjustments to stockholders’ equity as follows:

Issuance of Geokinetics stock pursuant to the offering	$30,000,000
Issuance of Geokinetics stock to fund the stock portion of the purchase price	2,250,000
Underwriting fees and other expenses on the issuance of Geokinetics stock	(2,200,000)
Conversion of Geokinetics redeemable preferred stock	2,484,690
Elimination of Trace’s historical stockholders’ equity	(9,676,914)
$22,857,776

(13)   Reflects reclassification of Trace equipment purchase to debt from accrued liabilities.

(14)   Reflects purchase of capital assets for the seismic acquisition operation.

(15)   Reflects purchase of Quantum’s rental equipment from an industry supplier in the amount of $1,712,000.

(16)   Trace recognizes revenue using a net contract revenue concept. Trace’s net contract revenue is its contract revenue reduced by certain third party costs. Geokinetics presents its revenue as contract revenue with no reduction for third party costs. For presentation in the above pro forma, Trace’s revenue is presented to conform with Geokinetics method of revenue recognition.

(17)   Reflects the pro forma interest savings from the payoff of the Geolease obligation.

INDEPENDENT ACCOUNTANT’S REPORT

To the Board of Directors
Geokinetics Inc. and Subsidiaries
Houston, Texas

We have reviewed the pro forma adjustments reflecting the transactions described in the introduction paragraph to the pro forma financial statements and the application of the adjustments to the historical amounts in the accompanying pro forma condensed statements of operations for the twelve month and six month periods ended December 31, 2004 and June 30, 2005, respectively, and the proforma condensed balance sheet as of June 30, 2005. These historical condensed financial statements are derived from the historical financial statements of Geokinetics Inc. and Trace Energy Services Ltd. The June 30, 2005 Geokinetics Inc. historical balance sheet and related six month statement of operations were reviewed by us and appear elsewhere herein. Geokinetics Inc.’s historical statement of operations for the year ended December 31, 2004 was audited by us and is included in the Company’s December 31, 2004 Form 10-KSB. The Trace Energy Services Ltd. historical June 30, 2005 balance sheet and income statements for the six month period ended June 30, 2005 were reviewed by other accountants and the income statement for the year ended December 31, 2004 was audited by other accountants. Those financial statements and their reports appear elsewhere herein. Such pro forma adjustments are based on management’s assumptions as described in the notes to the pro forma financial statements. Geokinetics Inc.’s management is responsible for the pro forma financial information.

Our review was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management’s assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the pro forma condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

Based on our review, nothing came to our attention that caused us to believe that management’s assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column docs not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed statements of operations for the twelve month and six month periods ended December 31, 2004 and June 30, 2005, respectively, and the proforma condensed balance sheet as of June 30, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Trace Energy Services Ltd.

We have audited the accompanying consolidated balance sheets of Trace Energy Services Ltd. as of December 31, 2004 and 2003 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trace Energy Services Ltd. as of December 31, 2004 and 2003, and the results of their operations and their cash flows each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the Canada.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 13 to the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Trace Energy Services Ltd.

We have reviewed the accompanying interim financial statements of Trace Energy Services Ltd. as of June 30, 2005, and for the six-month periods ended June 30, 2005 and 2004. These interim financial statements are the responsibility of the company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

TRACE ENERGY SERVICES LTD.
Consolidated Balance Sheets
(Stated in Canadian dollars)

	June 30,	December 31,
	2005	2004	2003
	(unaudited)
Assets
Current assets:
Cash	$765,748	$942,822	$1,200,229
Accounts receivable	7,403,601	5,945,444	8,287,981
Income taxes recoverable	70,902	—	213,908
Work-in-progress	323,336	810,377	413,875
Prepaid expenses and deposits	1,038,969	476,273	255,800
Assets of discontinued operations (note 2)	—	2,126,012	4,632,410
	9,602,666	10,300,928	15,004,203
Property and equipment (note 3)	29,501,605	26,136,102	19,921,224
Assets of discontinued operations (note 2)	—	—	8,869,351
	$39,104,161	$36,437,030	$43,794,778
Liabilities and Shareholders’ Equity
Current liabilities:
Bank Indebtedness (note 4)	$2,224,942	$3,505,602	$675,494
Accounts payable and accrued liabilities	9,352,184	5,183,774	5,718,787
Deferred revenue	—	—	2,276,117
Current portion of long-term debt (note 4)	3,942,300	3,834,172	3,293,337
Loan payable to related party (note 5)	—	—	47,077
Income taxes payable	703,080	59,524	—
Liabilities or discontinued operations (note 2)	—	—	2,711,410
	16,222,506	12,643,072	14,724,442
Long-term debt (note 4)	9,092,984	10,020,618	9,244,545
Future Income tax liability (note 6)	1,783,220	1,997,865	1,537,038
Non-controlling Interest	120,270	121,776	119,415
Shareholders’ equity:
Share capital (note 7)	20,333,689	20,200,399	26,067,064
Shareholder loan (note 7)	(266,625)	(133,335)	—
Contributed surplus (note 7)	48,602	29,214
Deficit	(8,230,485)	(8,442,479)	(9,897,726)
	11,885,181	11,653,799	18,169,338
Commitments (note 8)
Subsequent event (note 12)
	$39,104,161	$36,437,030	$43,794,778

On behalf of the Board:
Director
Director

See accompanying notes to consolidated financial statements.

TRACE ENERGY SERVICES LTD.
Consolidated Statements of Operations and Deficit
(Stated in Canadian dollars)

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)				(restated)
Contract revenue	$33,758,951	$36,468,722	$60,384,178	$54,298,853	$36,413,539
Third party costs	14,906,466	18,071,310	28,012,013	24,433,856	14,011,688
Net contract revenue	18,852,485	18,397,412	32,372,165	29,864,997	22,401,851
Cost of sales	14,292,422	12,387,047	22,420,974	22,873,386	15,914,322
Gross profit	4,560,063	6,010,365	9,951,191	6,991,611	6,487,529
General and administrative expenses	2,133,583	1,986,621	4,073,963	3,410,029	3,236,409
Earnings before amortization, depreciation, interest, income taxes and other	2,426,480	4,023,744	5,877,228	3,581,582	3,251,120
Depreciation of property and equipment	1,966,052	1,238,011	2,962,201	2,028,143	3,566,486
Loss (gain) on sale of property and equipment	(35,069)	352,501	254,270	632,319	9,723
Interest on long-term debt	372,521	323,196	654,802	478,813	1,336,381
Other interest expense	41,387	60,475	110,113	546,172	78,509
Foreign exchange (gain) loss	(88,568)	103,881	363,076	338,922	(14,357)
Interest and other Income	(12,395)	(5,552)	(20,450)	(61,033)	(47,254)
Other (income) expenses	(74,783)	180,208	180,208	—	330,800
	2,169,145	2,252,720	4,504,220	3,963,336	5,260,288
Earnings (loss) from continuing operations before income taxes	257,335	1,771,024	1,373,008	(381,754)	(2,009,168)
Income taxes (note 6):
Current	721,477	651,362	708,477	392,686	714,923
Future (reduction)	(369,292)	285,323	460,828	(93,027)	(1,624,500)
	352,185	936,685	1,169,305	299,659	(909,577)
Earnings (loss) from continuing operations	(94,650)	834,339	203,703	(681,413)	(1,099,591)
Non-controlling interest	1,507	(5,266)	(2,361)	(2,200)	(117,215)
Earnings (loss) before discontinued operations	(93,343)	829,073	201,342	(683,613)	(1,216,806)
Earnings from discontinued operations (note 2)	305,337	1,174,878	1,253,905	569,405	(334,024)
Net earnings (loss)	211,994	2,003,951	1,455,247	(114,208)	(1,550,830)
Deficit, beginning of period	(8,442,479)	(9,897,726)	(9,897,726)	(3,389,997)	(1,839,167)
Excess of amount paid over book value of share capital repurchased (note 7(b))	—	—	—	(6,393,521)	—
Deficit, end of period	$(8,230,485)	$(7,893,775)	$(8,442,479)	$(9,897,726)	$(3,389,997)

See accompanying notes to consolidated financial statements.

TRACE ENERGY SERVICES LTD.
Consolidated Statements of Cash Flows
(Stated in Canadian dollars)

	Six Months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)			(restated)	(restated)
Cash provided by (used in):
Operations
Net earnings (loss)	$211,994	$2,003,950	$1,455,247	$(114,208)	$(1,550,830)
Items not involving cash:
Depreciation of property and equipment	1,966,052	1,238,011	2,962,201	2,028,143	3,566,486
Future income taxes (reduction)	(369,292)	285,323	460,828	(93,027)	(1,624,500)
Loss (gain) on sale of property and equipment	(35,069)	352,501	254,270	632,319	9,723
Fair value of stock-based compensation	19,388	—	29,214	—	—
Non-controlling interest	(1,507)	5,266	2,361	2,200	117,215
Changes in non-cash working capital items:
Accounts receivable	(1,458,157)	3,410,899	2,342,537	(3,624,023)	501,658
Income taxes recoverable	(70,902)	(219,998)	213,908	(208,158)	721,419
Work-in-progress	487,041	(654,753)	(396,502)	(357,776)	421,276
Prepaid expenses and deposits	(562,696)	(298,821)	(220,473)	288,331	(130,094)
Accounts payable and accrued liabilities	1,531,215	(1,470,635)	(1,479,837)	1,604,013	(130,266)
Income taxes payable	643,556	88,527	59,524	(129,663)	129,663
Deferred revenue	—	(846,351)	(2,278,117)	1,697,288	580,829
	2,361,623	3,893,909	3,405,161	1,725,439	2,612,579
Discontinued operations:
Funds from discontinued operations	2,270,460	6,965,290	6,898,836	4,689,237	574,527
Changes in non-cash working capital balance of discontinued operations	10,200	2,116,652	(205,011)	(1,064,824)	2,024,570
	4,642,283	12,975,851	10,098,986	5,349,852	5,211,676
Financing:
Reduction of share capital	—	(8,000,000)	(8,000,000)	—	—
Repurchase of share capital	—	—	—	(7,076,410)	—
Repayment of long-term debt	(3,379,406)	(10,602,817)	(12,025,008)	(11,367,039)	(2,192,041)
Advance of long-term debt	2,500,000	10,710,860	13,401,595	5,934,988	—
Bank indebtedness	(1,280,660)	(675,447)	2,830,108	657,747	(941,898)
Repayment of loan payable to related party	—	(27,847)	(47,077)	(52,276)	(55,647)
	(2,160,066)	(8,595,251)	(3,840,382)	(11,902,990)	(3,189,586)

See accompanying notes to consolidated financial statements.

TRACE ENERGY SERVICES LTD.
Consolidated Statements of Cash Flows (Continued)
(Stated in Canadian dollars)

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)			(restated)	(restated)
Investing:
Proceeds on sale of Hertz	—	—	—	10,590,117	—
Proceeds on sale of Australian operations	—	—	2,000,000	—	—
Purchase of property and equipment	(5,455,414)	(2,938,864)	(9,874,869)	(6,770,734)	(609,207)
Proceeds on sale of property and equipment	158,928	131,512	414,034	398,930	337,892
Change in non-cash working capital accounts payable and accrued liabilities	2,637,195	114,133	944,824	—	6,999
	(2,659,291)	(2,693,219)	(6,516,011)	4,218,313	(264,316)
Increase (decrease) in cash during the period	(177,074)	1,687,381	(257,407)	(2,334,825)	1,757,774
Cash, beginning of period	942,822	1,200,229	1,200,229	3,535,054	1,777,280
Cash end of period	$765,748	$2,887,610	$942,822	$1,200,229	$3,535,054
Supplemental cash flow disclosure:
Interest paid	$413,909	$385,309	$752,423	$1,026,733	$1,437,434
Income taxes paid	$151,278	$626,361	$1,010,107	$479,008	$(393,884)

See accompanying notes to consolidated financial statements.

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

1.   Significant accounting policies:

(a)           Consolidated financial statements:

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. They include the accounts of Trace Energy Services Ltd. (“Trace” or the “Company”) and those of its wholly-owned subsidiary, Trace Energy Services Inc. The accounts of the Company’s 49%-owned investees, Delta Trace Ltd., Trace Energy Services (Sahtu) Ltd. and Trace Energy Services (Inuvialuit) Ltd. have also been consolidated on the basis that the Company appoints the majority of that company’s directors. During 2003, two former wholly-owned subsidiaries, Hertz Drilling Inc. (“Hertz”) and Lone Wolf Equipment & Rentals Ltd., were wound-up into Trace. During 2004, the Company sold its investment in its wholly-owned subsidiary Trace Energy Services Pty Ltd.

(b)          Foreign currency translation:

Amounts transacted in U.S. Dollars, Argentinean Pesos, and Australian Dollars have been translated into Canadian funds on the following basis:

(i)    Property and equipment at the exchange rate at the time of purchase.

(ii)   Monetary assets and liabilities at the year-end exchange rate.

(iii) Revenue and expenses at the average exchange rate during the year.

Foreign exchange gains or losses are recorded in operations.

(c)           Revenue recognition:

The Company’s services are generally sold based upon purchase orders or contracts with the customer that include fixed or determinable prices based upon hourly or job rates. Customer contract terms do not include provisions for significant post-service delivery obligations. Revenue is recognized when services and equipment rentals are rendered and only when collectability is reasonably assured.

(d)          Property and equipment:

Property and equipment are recorded at cost. Depreciation is provided assuming residual values and using rates and methods as follows:

	Residual Value	Rate and method
Building	4%	25 years declining - balance
Recording equipment	10% - 25%	3 - 10 years straight-line
Drilling equipment	25%	5 - 10 years straight-line
Vehicles and trailers	10% - 25%	2 - 10 years straight-line
Survey equipment	25%	4 years straight-line
Office equipment	—	3 -10 years straight-line
Leasehold improvements	—	Straight-line over life of lease

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

1.   Significant accounting policies: (Continued)

(e)           Income taxes:

The Company follows the asset and liability method of accounting for income taxes. Under this method future income tax assets and liabilities are determined based on the “temporary differences” between the accounting basis and the income tax basis of the Company’s assets and liabilities measured using the currently enacted, or substantially enacted, income tax rates in effect when these differences are expected to reverse. The Company provides a valuation allowance to reduce any tax assets to the amount that is more likely than not to be recovered.

(f)             Stock-based compensation:

The Company has a stock-based compensation plan which is described in note 7(c). At January 1, 2004 the Company adopted the fair value method of accounting for stock-based compensation, under which a compensation expense is measured at the grant date and recognized over the vesting period with a corresponding increase to contributed surplus. Upon the exercise of the stock options, consideration received together with the amount previously recognized in contributed surplus is recorded as an increase to the share capital.

(g)           Use of estimates and assumptions:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

2.   Discontinued operations:

(a)           Sale of Australian operations:

On March 17, 2004, the Company sold its investment in Trace Energy Services Pty Ltd., being the Australian operations of the Company. The sale was comprised of two separate transactions:

(i)            Prior to closing the sale, 20,000 of the 25,000 issued and outstanding shares were redeemed for cash of $2 million.

(ii)        The 5,000 remaining shares and the inter-company debt due by Trace Energy Services Pty Ltd. to the Company were sold for total proceeds of $4.2 million. The amount of the $4.2 million included $0.5 million in cash at closing with the balance being payable over eighteen months, without interest, with various discount options for early settlement. At December 31, 2004, the amount of $4,019,792 was collected, resulting in a discount of $180,208.

For reporting purposes the results of the Australian operations have been presented as discontinued operations. Accordingly, prior year financial statements have been restated to reflect this change in circumstance.

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

2.   Discontinued operations: (Continued)

The assets and liabilities related to Trace Energy Services Pty Ltd. at December 31, 2003 were as follows:

Current assets:
Cash	$498,917
Accounts receivable	3,681,972
Work-in-progress	36,991
Prepaid expenses and deposit	61,559
$4,279,439
Property and equipment	$3,983,546
Current liabilities:
Accounts payable and accrued liabilities	$2,439,853
Due to the Company	4,087,019
$6,526,872

Additional selected information for Trace Energy Services Pty. Ltd. is as follows:

	Period ended
	March 17,
	2004	2003	2002
Contract revenue	$2,867,557	$9,466,189	$7,094,809
Earnings from discontinued operations, net of income tax $102,245 (2003—$nil; 2002—$nil)	696,756	403,994	188,961
Loss on sale of investment—net of income taxes	(329,438)	—	—
Earnings from discontinued operations	$367,318	$403,994	$188,961

(b)          Seismic data library:

On March 17, 2004, the Company sold its interest in certain seismic data library surveys to a third party. The sale was comprised of: (a) a fixed cash consideration of $2,700,000 and (b) a variable component based on the outcome of certain licensing agreements. At December 31, 2004, the agreement was settled and the Company received cash of $150,326.

Later in 2004, the Company decided to sell its entire interest in the remaining seismic data library surveys (the “Surveys”) and is classified as “assets of discontinued operations”. On February 9, 2005 the Surveys were sold to a third party for a cash consideration of $2,400,000.

For reporting purposes the results of operations for the division have been presented as discontinued operations. Accordingly, prior year financial statements have been restated to reflect this change in circumstance.

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

2.   Discontinued operations: (Continued)

The assets and liabilities related to seismic data library operating segment are as follows:

	2004	2003
Current assets:
Accounts receivable	$10,200	$352,971
Seismic data library:
Cost	15,663,885	17,385,660
Accumulated amortization	13,548,073	12,499,855
	2,115,812	4,885,805
	$2,126,012	$5,238,776

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

2.   Discontinued operations: (Continued)

Additional selected information for seismic data library is as follows:

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
					(restated)
Revenue	$183,207	993,489	$1,220,086	$4,591,156	$4,359,539
Earnings (loss) from discontinued operations, net of Income tax $154,647 (June 30, 2004—$388,374; (December 31, 2004—$334,707; 2003—recovery $25,853, 2002—recovery $160,507)	305,337	733,167	812,194	(44,495)	(774,900)
	$305,337	$733,167	$812,194	$(44,495)	$(774,900)

(c)           Hertz Drilling Inc. (“Hertz”):

On October 16, 2003, the Company entered into an agreement to sell the property and equipment and associated debt of Hertz, for cash consideration, to a company controlled by certain shareholders of the company. For reporting purposes the results of operations for the division have been presented as discontinued operations.

Additional selected information for Hertz as follows:

	Year ended December 31, 2004	Period ended October 16, 2003	Year ended December 31, 2002
			(restated)
Revenue	$—	$10,105,497	$18,042,256
Earnings (loss) from discontinued operations, net of income tax of $38,102 (2003—recovery of $552,925); 2002—$154,600)	74,393	(502,009)	251,915
Gain on sale of net assets of discontinued operations, net of income taxes $nil) (2003—$566,163; 2002—$nil)	—	711,915	—
	$74,393	$209,906	$251,915

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

3.   Property and equipment:

	Cost	Accumulated depreciation	Net book value
June 30, 2005
Recording equipment	$57,849,032	$31,758,362	$26,090,670
Vehicles and trailers	6,861,850	4,237,805	2,624,045
Office equipment	943,021	819,201	123,820
Leasehold improvements	927,677	264,607	663,070
	$66,581,580	$37,079,975	$29,501,605
December 31, 2004
Recording equipment	$53,938,384	$30,976,897	$22,961,487
Vehicles and trailers	6,109,340	3,817,540	2,291,800
Office equipment	941,727	776,636	165,091
Leasehold improvements	922,586	204,862	717,724
	$61,912,037	$35,775,935	$26,136,102
December 31, 2003
Recording equipment	$52,714,848	$31,684,372	$21,030,476
Drilling equipment	1,564,888	1,267,016	297,872
Vehicles and trailers	6,279,902	3,964,014	2,315,888
Office equipment	773,544	628,800	144,744
Leasehold improvements	267,211	151,421	155,790
	61,600,393	37,695,623	23,904,770
Less amount related to discontinued operations	—	—	3,983,546
			$19,921,224

Included above at June 30, 2005 are assets under capital leases with a net book value of $8,938,019 (December 31, 2004—$9,615,468; 2003—$5,934,988).

4.   Bank Indebtedness and long-term debt:

At June 30, 2005, the Company had a bank operating line of credit with a major lending institution of $9 million, to a maximum of 75% of applicable accounts receivable. Drawings under this facility bore interest at bank prime rate plus 1/2% (2004—bank prime rate plus 1/2%; 2003—bank prime rate plus 1/4%). At June 30, 2005 $1,848,701 (December 31, 2004 $2,788,575; 2003—$56,192) was drawn on this facility which is included in bank indebtedness. The remaining amount of bank indebtedness relates to outstanding cheques.

On January 31, 2005, the Company amended the January 2004 non-revolving term credit facility agreement with its major lending institution, and secured additional funding of $2,500,000. On February 10, 2005, the Company repaid $1,000,000. Drawings under this facility bear interest at the

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

4.   Bank Indebtedness and long-term debt: (Continued)

lender’s bank prime rate plus 5/8%, payable monthly in arrears, and are repayable in monthly principal installments of $193,334 with full repayment no later than April 30, 2008.

Long-term debt is comprised of:

	June 30,	December 31,
	2005	2004	2003
Bank term loan, bearing interest at prime plus 5/8%:
Portion due in monthly principal installments of $193,334 through to April 30, 2008	$6,394,988	$6,054,992	$—
Capital lease obligations repayable in blended monthly installments of $224,280 for the months of January through June, as well as November and December, including interest at 5.625% to 5.878%	6,315,160	7,461,440	5,934,988
Capital lease obligations repayable in blended monthly installments of $12,265 U.S dollars including interest at 5%	325,136	398,258	—
Bank term loan, bearing interest at prime plus 1/4%:
Portion reducing quarterly by $900,000, through to July 2005	—	—	4,200,000
Portion due in monthly principal instalments of $103,250, reducing through to October 2006	—	—	2,403,114
	13,035,284	13,914,690	12,538,102
Less current portion	3,942,300	3,894,172	3,293,557
	$9,092,984	$10,020,518	$9,244,545

Payments under the leases at June 30, 2005 are as follows:

2006	$1,974,605
2007	1,938,446
2008	1,811,471
2009	1,448,006
2010	317,658
7,490,186
Less amount representing interest	849,890
$6,640,296

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

4.   Bank Indebtedness and long-term debt: (Continued)

The following summarizes the aggregate principal repayments of the Company’s long-term debt and capital lease obligations.

2006	$3,942,300
2007	3,999,765
2008	3,401,910
2009	1,382,206
2010	309,103
$13,035,284

Security for all the Company’s bank borrowings includes a first fixed and floating charge over all present and after acquired assets of the Company and various other specific assignments and agreements.

5.   Loan payable to related party:

At December 31, 2004, the Company had repaid a loan of $47,077, bearing interest at 8.5%, to a company owned by a former shareholder.

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

6.   Income taxes:

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
					(restated)
Earnings (loss) from continuing operations before income taxes	$257,335	$1,771,024	$1,373,008	$(381,754)	$(2,009,168)
Combined federal and provincial statutory income tax	33.62%	33.87%	33.87%	36.75%	39.25%
Expected income tax (recovery)	$86,165%	$599,846	$465,038	$(140,295)	$(788,598)
Increase (decrease) resulting from:
Foreign currency translation loss	—	—	(67,270)	202,453	—
Non-deductible expenses	207,362	228,285	378,748	117,444	49,754
Foreign loss on sale of property and equipment	—	—	—	95,030	—
Capital tax	25,000	33,237	66,475	41,091	46,250
Future tax rate reduction	—	6,148	(17,207)	(29,877)	(203,575)
Other	33,307	69,169	343,521	13,813	(13,408)
Actual income tax expense	$352,185	$936,685	$1,169,305	$299,659	$(909,577)

The components of the net future income tax liability are as follows:

	June 30,	December 31,
	2005	2004	2003
Future income tax assets:
Non-capital loss carry-forwards	$1,002,769	$846,196	$1,290,001
Capital loss carry-forwards	127,805	127,805	—
Long-term debt	2,705,046	2,979,879	—
Less valuation allowance	(127,805)	(127,805)	(232,016)
	3,707,815	3,826,075	1,057,985
Future income tax liabilities:
Property and equipment	5,491,035	5,823,940	2,595,023
Seismic data library	—	—	96,424
Other	—	—	135,131
	5,491,035	5,823,940	2,826,578
Net future income tax liability	1,783,220	1,997,865	1,768,593
Less amount related to discontinued operations	—	—	231,555
	$1,783,220	$1,997,865	$1,537,038

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

6.   Income taxes: (Continued)

At June 30, 2005, the Company had non-capital losses of $2,951,000 expiring as follows:

2007		$831,000
2008	970,000
2009	401,000
2014	281,000
2015	468,000
		$2,951,000

At June 30, 2005, the Company also had capital loss carry-forwards of approximately $760,000 with no expiry.

7.   Capital stock:

(a)           Authorized:

Unlimited number of Class A shares, voting, ranking pari passu with Classes Common and C shares, except in respect of the payment of dividends

Unlimited number of Common shares, voting, ranking pari passu with Classes A and C shares, except in respect of the payment of dividends

Unlimited number of Class C shares, voting, ranking pari passu with Classes A and Common shares, except in respect of the payment of dividends

Unlimited number of Convertible First Preferred Shares

Unlimited number of Second Preferred shares

Unlimited number of Third Preferred shares

Unlimited number of Fourth Preferred shares

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

7.   Capital stock: (Continued)

(b)          Issued and outstanding:

	Number of Shares	Amount
Class A shares:
Balance, December 31, 2002	57,942	$58
Repurchased during 2003	(57,942)	(58)
Balance, December 31, 2003 and 2004	—	—
Class B shares:
Balance, December 31, 2002	269,003	28,749,895
Repurchased during 2003	(6,389)	(682,831)
Balance, December 31, 2003	262,614	28,067,064
Conversion of Class B shares	(262,614)	(28,067,064)
Balance, December 31, 2004	—	—
Common shares:
Conversion from B shares	262,614	28,067,064
Reduction of share capital(i)	—	(8,000,000)
Issue of shares(ii)	2,963	133,335
Shareholder loan(ii)	—	(133,335)
Balance, December 31, 2004	265,577	20,067,064
Issue of shares(ii)	2,962	133,290
Shareholder loan(ii)	—	(133,290)
Balance, June 30, 2005	268,539	$20,067,064

(i)            On January 28, 2004, the Company distributed $8,000,000 to its then sole shareholder and reduced the stated capital of its Class Common shares by this amount, from $28,067,064 to $20,067,064.

During 2003, the Company repurchased all 57,942 Class A shares outstanding and 6,389 of the Class B shares for cash of $6,373,620 and $702,790, respectively. The excess of $6,393,521 of the amount paid over the book value of the shares repurchased was charged to the deficit.

(ii)        During 2004, the Company entered into a subscription and loan agreement with an officer of the Company to acquire 5,925 Common shares of the Company in two equal amounts. The loans are interest free, payable in five years from the date of each subscription and are secured only by the Company’s Common shares. On November 1, 2004, 2,963 common shares were subscribed for a total of $133,335. On February 1, 2005, a further 2,962 common shares were subscribed for a total of $133,290 under the terms of this agreement.

TRACE ENERGY SERVICES LTD.
Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

7.   Capital stock: (Continued)

(c)           Stock-based compensation plan:

The Company entered into stock option plan agreements on April 1, 2004 with a number of its employees. A total of 10,925 stock options were granted at an exercise price of $50.00 in 2004. The options will vest and become exercisable over a three-year period from the grand date at 1/3 per year. The options will expire five years after the vesting date. At June 30, 2005, 3,640 stock options were vested (December 31, 2004—none). Should the Stock Purchase transaction, as described in note 12 closes, all options will become vested prior to closing.

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option pricing method with weighted average assumptions are as follows:

	June 30,	December 31,
	2005	2004
Risk free interest rate (%)	4.0	4.0
Time to expiration (years)	5	5
Volatility (%)	0%	0%
Dividend	0	0
Fair value per option	$1,065	$1,065

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

7.   Capital stock (Continued)

(d)          Contributed surplus:

	June 30, 2005	December 31, 2004
Balance, beginning of period	$29,214	$—
Stock-based compensation	19,388	29,214
Balance, end of period	$48,602	$29,214

(e)           Warrants:

At the balance sheet dates there were 22,222 warrants outstanding to purchase Common shares at an exercise price of $180 per warrant.

8.   Commitments:

The Company is committed to payments under operating leases for the next 10 years as follows:

	2006	2007	2008	2009	Thereafter
Premises	$316,646	$158,928	$158,928	$158,928	$1,000,868
Vehicles and equipment	222,259	167,717	36,057	—	—
	$538,905	$326,645	$194,985	$158,928	$1,000,868

9.   Related party transactions:

During the period ended June 30, 2005 the Company paid, at fair value, equipment rentals of $346,500 (2004—$nil) to an entity owned by certain employees who are senior management. At June 30, 2005 none was outstanding.

During the period ended June 30, 2005 the Company paid, at fair value, rental, contracting and other costs of $nil (June 30, 2004—$nil; December 31, 2004—$nil; 2003—$196,711; 2002—$174,179) to companies owned by certain shareholders. No amounts owed to these companies were outstanding at any of the balance sheet dates.

During the year ended December 31, 2004 the Company incurred interest expense on the notes payable to shareholders amounted to $nil (2003—$484,521; 2002—$675,000). No amounts were owed to these shareholders at the balance sheet dates.

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

10.   Segmented reporting:

The Company only operates in one business segment, being land seismic acquisition contracting.

(a)           Geographic segments:

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
					(restated)
Sales to external customers:
Canada	$17,225,041	$15,584,416	$18,315,512	$24,479,050	$19,953,673
United States	16,533,910	20,884,306	42,068,666	29,819,803	16,436,852
Argentina	—	—	—	—	23,014
	$33,758,951	$36,468,722	$60,384,178	$54,298,853	$36,413,539

	June 30,	December 31,
	2005	2004	2003
Property and equipment related to continuing operations:
Canada	$25,290,524	$21,997,662	$16,286,235
United States	4,211,081	4,138,440	3,634,989
	$29,501,605	$26,136,102	$19,921,224

(b)          Major customers:

The Company earned contract revenue from major customers (10% or more) as follows:

	Number of Customers	Percentage
Six months ended June 30, 2005	2	46%
Six months ended June 30, 2004	3	44%
Year ended December 31, 2004	3	36%
Year ended December 31, 2003	3	35%
Year ended December 31, 2002	3	48%

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

11.   Financial instruments:

(a)           Fair values of financial assets and liabilities:

The fair values of all financial instruments, including long-term borrowings, approximate their carrying amounts.

(b)          Interest rate risk:

The Company is exposed to interest rate risk to the extent changes in market interest rates will impact the Company’s cash and cash equivalents that have a floating interest rate. The bank facility is also based on a floating interest rate. The Company had no interest rate swaps or hedges at the balance sheet dates.

(c)           Credit risk:

A substantial portion of the Company’s accounts receivable are with customers in the oil and gas industry and are subject to normal industry credit risks.

(d)          Foreign currency risk:

A portion of the Company’s business operations are in foreign jurisdictions. The Company is subject to normal risks associated with the fluctuation of the foreign currencies.

12.   Subsequent events

(a)           Sale of Common shares:

On July 29, 2005, the shareholders of the Company signed a definitive agreement with Geokinetics, Inc. (“Geokinetics”) a Delaware Corporation, to sell all of their outstanding Common shares for $35,000,000 in cash and 1,000,000 shares of Geokinetics’ common stock. Closing of the transaction is subject to certain conditions contained in the Stock Purchase Agreement, including receipt of satisfactory financing by Geokinetics. Closing the transaction is expected to occur during the fourth quarter of 2005.

(b)          Refinancing events:

On September 30, 2005 the Company secured an additional term non-revolving credit facility of $3,000,000 with its major lending institution. This facility bears interest at the lender’s prime rate plus 5/8%, payable monthly in arrears, and is repayable in monthly principal installments of $62,500 with full repayment no later than September 30, 2009.

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

13.   United States accounting principles and reporting:

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which, in most respects, conform to accounting principles generally accepted in the United States (“U.S. GAAP”). The significant differences between Canadian and U.S. GAAP are described in this note.

(a)           Future income taxes:

Canadian GAAP requires the use of income tax rates which are substantively enacted to calculate future income taxes while U.S. GAAP requires that any such rate changes be enacted. The only adjustments resulting from this difference are in the 2002 fiscal year whereby, the future tax recovery would have been reduced by $26,375 and the future income tax expense related to the discontinued operations of Hertz would have been reduced by $31,842. This difference would have also decreased the liability and deficit for the 2002 fiscal year by $58,217. The amounts were reversed in 2003. The net loss for U.S. GAAP purposes for the year ended December 31, 2003 would be $174,425 (2002—$1,492,613).

(b)          Comprehensive income:

U.S. GAAP requires that a Statement of Comprehensive Income be displayed with the same prominence as other financial statements. Comprehensive income, which incorporates net income, includes all changes in equity during a period, except those resulting from investments by, and distributions to, owners. There is no requirement to disclose comprehensive income under Canadian GAAP. There are no elements of other Comprehensive Income present in the Company’s operations and a separate statement of Comprehensive Income is not required.

(c)           Other disclosures:

(i)            U.S. GAAP requires the Company to disclose accrued liabilities, which is not required under Canadian GAAP. Accrued liabilities included in accounts payable and accrued liabilities as at June 30, 2005 were $2,320,744 (December 31, 2004—$1,210,151; December 31, 2003—$2,062,860). Accrued liabilities that individually exceeded five percent of current liabilities comprised:

	June 30,	December 31,
	2005	2004	2003
Payroll accruals	$1,042,516	$459,218	$517,009
Other accruals	697,543	188,270	935,224

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

13.   United States accounting principles and reporting: (Continued)

(ii)        U.S. GAAP requires the Company to disclose customers who account for ten percent or more of total revenue, which is not required under Canadian GAAP. Customers who accounted for more than ten percent of total revenue in a fiscal period comprised:

	Number of Customers	Percentage
Six months ended June 30, 2005	2—(36%, 10%)	46%
Six months ended June 30, 2004	3—(18%, 15%, 11%)	44%
Year ended December 31, 2004	3—(13%, 12%, 11%)	36%
Year ended December 31, 2003	3—(13%, 11%, 11%)	35%
Year ended December 31, 2002	3—(18%, 16%, 14%)	48%

(d)          Recent accounting pronouncements:

The following new accounting standards were recently issued:

Canada:

Comprehensive Income

In 2005, the Canadian Institute of Chartered Accountants (“CICA”) issued a new Handbook Section 1530 “Comprehensive Income” which establishes standards for reporting and display of comprehensive income. It does not address issues of recognition or measurement for comprehensive income and its components. The Section is similar to U.S. GAAP standards for comprehensive income as it requires companies to present comprehensive income and its components in a financial statement with the same prominence as other financial statements that constitute a complete set of financial statements. This Section applies to interim and annual financial statements relating to fiscal years commencing on or after October 1, 2006. An entity that adopts this Section for a fiscal year beginning before October 1, 2006 also adopts new Sections 3251 “Equity”, 3855 “Financial Instruments—Recognition and Measurement” and 3865 “Hedges”. Currently, this does not have an impact on the Company; however, this may result in a future impact on the Company if changes in net equity result from transactions or other events and circumstances from non-owner sources. The Company will continue to assess the impact of this new Section prior to its implementation date.

Foreign Currency Translation

In 2005, the CICA issued Handbook Section 1651 “Foreign Currency Translation” which replaces Section 1650 which also dealt with establishing standards for the translation of transactions of a reporting enterprise that are denominated in a foreign currency and financial statements of a foreign operation for incorporation in the financial statements of a reporting enterprise. The new Section amends the manner in which exchange gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are treated to conform to the issuance of new Handbook Section 1530 “Comprehensive Income”. This Section applies to interim and annual financial statements relating to fiscal years

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

13.   United States accounting principles and reporting: (Continued)

commencing on or after October 1, 2006. An entity that adopts this Section for a fiscal year beginning before October 1, 2006 also adopts new Sections 1530 “Comprehensive Income”, 3855 “Financial Instruments—Recognition and Measurement” and 3865 “Hedges”. Currently, this does not have an impact on the Company; however, this may result in a future impact if the Company enters into any hedging transactions or determines its foreign operations are self-sustaining rather than integrated. The Company will continue to assess the impact of this new Section prior to its implementation date.

Equity

In 2005, the CICA issued Handbook Section 3251 “Equity” which replaces Section 3250 “Surplus”. The new Section establishes standards for the presentation of equity and changes in equity during the reporting period. The requirements of this Section are in addition to those in Sections 1530 “Comprehensive Income”, 3240 “Share Capital” and 3260 “Reserves”. This Section applies to interim and annual financial statements relating to fiscal years commencing on or after October 1, 2006. An entity that adopts this Section for a fiscal year beginning before October 1, 2006 also adopts new Sections 1530 “Comprehensive Income”, 3855 “Financial Instruments—Recognition and Measurement” and 3865 “Hedges”. The Company will assess the impact of this new Section prior to its implementation date.

Financial Instruments—Recognition and Measurement

In 2005, the CICA issued a new Handbook Section 3855 “Financial Instruments—Recognition and Measurement” which establishes standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives other than those addressed in new Section 3861 “Financial Instruments—Disclosure and Presentation”. This Section applies to interim and annual financial statements relating to fiscal years commencing on or after October 1, 2006. An entity that adopts this Section for a fiscal year beginning before October 1, 2006 also adopts new Sections 1530 “Comprehensive Income” and 3865 “Hedges”. The Company will assess the impact of this new Section prior to its implementation date.

Financial Instruments—Disclosure and Presentation

In 2005, the CICA issued Handbook Section 3861 “Financial Instruments—Disclosure and Presentation” which replaces Section 3860 which dealt with the same topic. The new Section establishes standards for the presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them. This Section applies to interim and annual financial statements relating to fiscal years commencing on or after October 1, 2006. An entity that adopts this Section for a fiscal year beginning before October 1, 2006 also adopts new Sections 1530 “Comprehensive Income”, 3855 “Financial Instruments—Recognition and Measurement” and 3865 “Hedges”. The Company will assess the impact of this new Section prior to its implementation date.

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

13.   United States accounting principles and reporting: (Continued)

Hedges

In 2005, the CICA issued a new Handbook Section 3855 “Hedges” which establishes standards for when and how hedge accounting may be applied. Hedge accounting is optional and this Section applies whenever a company chooses to apply hedge accounting. This Section applies to interim and annual financial statements relating to fiscal years commencing on or after October 1, 2006. An entity that adopts this Section for a fiscal year beginning before October 1, 2006 also adopts new Sections 1530 “Comprehensive” and 3855 “Financial Instruments—Recognition and Measurement”. Currently, this does not have an impact on the Company; however, this may result in a future impact if the Company enters into hedging transactions and chooses to apply hedge accounting. The Company will continue to assess the impact of this new Section prior to its implementation date.

United States:

Share-Based Payment

In 2004, the Financial Accounting Standards Board (“FASB”) issued revised FAS 123 “Share-based Payment”. This amended statement eliminates the alternative to use Accounting Principles Board (“APB”) Opinion No. 25’s intrinsic value method of accounting, as was provided in the originally issued Statement No. 123. As a result, non-public entities are required to use the grant-date fair value of the award in measuring the cost of employee services received in exchange for an equity award of equity instruments. This amended statement is effective at the beginning of the first interim or annual reporting period that begins after June 15, 2005 for public entities and as of the first annual reporting period that begins after December 15, 2005 for non-public entities. The Company currently uses the grant-date fair value of valuing share-based payments and the revised Statement is not anticipated to have an impact on the Company; however, the impact of this amendment is still being assessed.

Exchange of Non-Monetary Assets

In 2004, FASB issued revised FAS 153 “Exchange of Non-monetary Assets”. This statement is an amendment of APB Opinion No. 29 “Accounting for Non-monetary Transactions”. Based on the guidance in APB Opinion No. 29, exchanges of non-monetary assets are to be measured based on the fair value of assets exchanged. Furthermore, APB Opinion No. 29 previously allowed for certain exceptions to this fair value principle. FAS 153 eliminates APB Opinion No. 29’s exception to fair value for non-monetary exchanges of similar productive assets and replaces this with a general exception for exchanges of non-monetary assets which do not have commercial substance. The provisions of this statement are effective for non-monetary asset exchanges which occur in fiscal periods beginning after June 15, 2005 and are to be applied prospectively. Earlier application is permitted for non-monetary asset exchanges which occur in fiscal periods beginning after the issue of this statement. Currently, this does not have an impact on the Company; however, this may result in a future impact if the Company enters into any non-monetary asset exchanges.

TRACE ENERGY SERVICES LTD.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2004, 2003 and 2002
(Information as at June 30, 2005 and for the six months ended June 30, 2005 and 2004 is unaudited)

(Stated in Canadian dollars)

13.   United States accounting principles and reporting: (Continued)

Accounting Changes and Error Corrections

FAS 154 requires retrospective application for voluntary changes in accounting principles unless it is impracticable to do so. Retrospective application refers to the application of a different accounting principle to previously issued financial statements as if that principle had always been used. Statement 154’s retrospective-application requirement replaces APB 20’s requirement to recognize most voluntary changes in accounting principles by including in net income of the period of the change the cumulative effect of changing to the new accounting principles. Currently, this does not have an impact on the Company; however, this may result in a future impact to the Company.

EXHIBIT A

Geokinetics Quarterly Report on Form 10-Q for period ended June 30, 2005
(with review report of independent registered public accountant)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2005

☐   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-9268

GEOKINETICS INC.

(Name of registrant as specified in its charter)

DELAWARE	94-1690082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
ONE RIVERWAY, SUITE 2100 HOUSTON, TX 77056 (713) 850-7600
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).  Yes  ☐    No  ☒

At June 30, 2005, there were 18,992,113 shares of common stock, par value $0.01 per share, outstanding.

GEOKINETICS INC.
INDEX

PART I. FINANCIAL INFORMATION

Item 1.                        Financial Statements

GEOKINETICS INC.
Consolidated Balance Sheets

ASSETS

	June 30 2005	December 31 2004
	Unaudited
Current Assets:
Cash	$3,627,041	$2,399,927
Receivables, net of allowance for doubtful accounts of $76,770 in 2004	7,051,583	4,969,822
Work in Progress	1,467,262	1,214,722
Prepaid expenses	211,208	373,622
Total Current Assets	12,357,094	8,958,093
Property and Equipment:
Equipment	22,217,405	21,717,334
Buildings	293,475	289,864
Land	23,450	23,450
	22,534,330	22,030,648
Less accumulated depreciation	(20,170,512)	(19,784,088)
Total Property and Equipment	2,363,818	2,246,560
Other Assets:
Deferred charges	234,254	115,911
Restricted investments	196,907	210,407
Other assets	45,583	45,583
Total Other Assets	476,744	371,901
Total Assets	$15,197,656	$11,576,554

See accompanying notes to the financial statements.

GEOKINETICS INC.
Consolidated Balance Sheets (Continued)

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	June 30 2005	December 31 2004
	Unaudited
Current Liabilities:
Current maturities of long-term debt	$528,342	$685,052
Current portion of GeoLease liability	1,116,116	1,072,495
Current portion of capital leases	213,069	237,313
Accounts payable	6,049,894	2,307,907
Accrued liabilities	1,681,866	1,387,414
Due to officers and stockholders	552,373	552,373
Deferred revenue	3,359,612	2,427,269
Notes payable	72,682	283,190
Advances for lease bank	100,000	100,000
Total Current Liabilities	13,673,954	9,053,013
Long-term debt, net of current maturities	—	181,834
GeoLease liability, long-term	1,475,916	2,256,057
Other Liabilities:
Non-current portion of capital leases	25,108	66,193
Total Liabilities	15,174,978	11,557,097
Redeemable Preferred Stock
Redeemable preferred stock, Series A, $10.00 par value, 100,000 shares authorized, 8,333 shares issued and outstanding	2,484,690	2,397,843
Stockholders’ Equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 18,992,113 shares outstanding	189,922	189,922
Additional paid in capital	35,683,184	35,770,031
Accumulated other comprehensive (loss)—foreign currency translation	(24,862)	—
Accumulated (deficit)	(38,310,256)	(38,338,339)
Total Stockholders’ (Deficit)	(2,462,012)	(2,378,386)
Total Liabilities and Stockholders’ Deficit	$15,197,656	$11,576,554

See accompanying notes to the financial statements.

GEOKINETICS INC.
Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Seismic acquisition revenue	$12,395,543	$8,746,450	$24,321,748	$19,997,657
Data processing revenue	1,032,438	682,578	2,267,069	1,348,334
Total Revenues	13,427,981	9,429,028	26,588,817	21,345,991
Expenses:
General and administrative	515,385	639,928	1,217,727	1,230,225
Seismic acquisition operating expense	10,899,892	8,368,389	21,477,088	18,450,773
Data processing expense	1,643,596	1,476,575	3,314,925	2,661,760
Depreciation and amortization expense	176,267	183,308	388,588	445,107
Total Expenses	13,235,140	10,668,200	26,398,328	22,787,865
Income (Loss) from Operations	192,841	(1,239,172)	190,489	(1,441,874)
Other Income (Expense):
Interest income	16,576	5,265	31,263	11,816
Other income	118	398	235	512
Interest expense	(91,356)	(114,155)	(193,904)	(222,363)
Total Other (Expense)	(74,662)	(108,492)	(162,406)	(210,035)
Income (Loss) before provision for income tax	118,179	(1,347,664)	28,083	(1,651,909)
Provision for income tax	—	—	—	—
Net Income (Loss)	$118,179	$(1,347,664)	$28,083	$(1,651,909)
Returns to preferred stockholders Dividends and accretion costs	(43,424)	—	(86,847)	—
Income (Loss) applicable to common stockholders	$74,755	$(1,347,664)	$(58,764)	$(1,651,909)
Earnings (Loss) per common share
Basic	$0.00	$(0.07)	$(0.00)	$(0.09)
Diluted	$0.00	$(0.07)	$(0.00)	$(0.09)
Weighted average common shares and equivalents outstanding
Basic	18,992,113	18,992,113	18,992,113	18,992,113
Diluted	20,173,894	18,992,113	18,992,113	18,992,113

See accompanying notes to the financial statements.

GEOKINETICS INC.
Consolidated Statements of Cash Flows

	Six Months Ended June 30
	2005	2004
	(unaudited)
OPERATING ACTIVITIES
Net Income (Loss)	$28,083	$(1,651,909)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	388,588	445,107
Changes in operating assets and liabilities
Accounts receivable and work in progress	(2,334,301)	(1,861,030)
Prepaid expenses and other assets	57,573	735,811
Accounts payable	3,741,987	(1,670,553)
Accrued liabilities and deferred revenue	1,225,683	1,849,614
Long-term lease liability	—	82,377
Net cash provided by (used in) operating activities	3,107,613	(2,070,583)
INVESTING ACTIVITIES
Purchases of capital assets	(417,240)	(291,815)
Net cash (used in) investing activities	(417,240)	(291,815)
FINANCING ACTIVITIES
Proceeds from short term debt	9,813	51,215
Payments on capital leases	(161,994)	(201,793)
Principal paid on long term debt	(1,076,423)	(867,410)
Principal paid on short term debt	(220,320)	(425,327)
Net cash (used in) financing activities	(1,448,924)	(1,443,315)
Other comprehensive (loss)	(14,335)	—
Net increase (decrease) in cash	1,227,114	(3,805,713)
Cash at beginning of period	2,399,927	5,057,892
Cash at end of period	$3,627,041	$1,252,179

Supplemental disclosures related to cash flows:

Equipment totaling $96,440 and $323,871 was acquired in the first six months of 2005 and 2004, respectively, through the issuance of capital leases.

Interest of $193,904 and $222,363 was paid in the first six months of 2005 and 2004, respectively.

See accompanying notes to the financial statements.

GEOKINETICS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Organization

Geokinetics Inc. (the “Company”), a Delaware corporation, was incorporated in 1980. The Company is a technologically advanced provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.

2.   Basis of Presentation and Significant Accounting Policies

The unaudited financial statements contained herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements include all adjustments which are, in the opinion of management, necessary to provide a fair presentation of the financial condition and results of operations for the periods presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes included in the Company’s latest Annual Report on Form 10-KSB for the year ended December 31, 2004. The results of operations for the six months ended June 30, 2005, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2005.

There were no changes to the Company’s Critical Accounting Policies, as described in its annual report on Form 10-K, during the six months ended June 30, 2005.

Stock Based Compensation

As permitted under generally accepted accounting principles, stock-based awards granted to employees are accounted for following APB 25. Accordingly, the Company has not recognized compensation expense for its stock-based awards to employees. Outlined below are pro forma results had compensation costs for the Company’s stock-based compensation plans been determined based on the fair value approach of SFAS 123.

	Three Months Ended June 30
	2005	2004
Income (Loss) applicable to common stockholders	$74,755	$(1,347,664)
Less compensation cost determined under the fair value method	(60,738)	(10,990)
Pro forma Income (Loss) applicable to common stockholders	$14,017	$(1,358,654)
Basic earnings per share:
As reported	$0.00	$(0.07)
Pro forma	0.00	(0.07)
Diluted earnings per share:
As reported	$0.00	$(0.07)
Pro forma	0.00	(0.07)

	Six Months Ended June 30
	2005	2004
(Loss) applicable to common stockholders	$(58,764)	$(1,651,909)
Less compensation cost determined under the fair value method	(110,826)	(21,980)
Pro forma (Loss) applicable to common stockholders	$(169,590)	$(1,673,889)
Basic and diluted earnings per share:
As reported	$(0.00)	$(0.09)
Pro forma	(0.01)	(0.09)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

The Financial Accounting Standards Board (FASB) has announced it will require all public companies to expense the fair value of employee stock awards. The final requirements will be effective for the Company for periods beginning after December 31, 2005. The impact to the Company’s financial statements will be in the form of additional compensation expense upon the award of any stock option. The amount of the compensation expense recognized will be dependent upon the value of the Company’s common stock and the number of options awarded.

3.   Long Term Debt

At June 30, 2005, the Company’s long-term debt was $528,342, all of which is current. Long-term debt consists of a note to a financial institution, bearing interest at prime plus 1.5%.

At June 30, 2005, the Company had a long-term liability to GeoLease Partners, L.P., a Delaware limited partnership (“GeoLease”), in the amount of $2,592,032, including $1,116,116 in current maturities. GeoLease is the holder of the Company’s seismic acquisition equipment lease.

At June 30, 2005, the Company had long-term capital leases in the amount of $238,177, including $213,069 in current maturities, with interest rates ranging from 8% to 12%.

4.   Bonuses and Comparability

The results for the first six months of 2005 include discretionary bonuses of approximately $475,000. Discretionary bonuses of approximately $204,000 were paid and expensed during the same period of 2004.

5.   Segment Information

The following table sets forth the Company’s significant information from reportable segments.

	For the Quarter Ended June 30, 2005
	Seismic Acquisition	Data Processing	Totals
Revenues from external customers	$12,395,543	$1,032,438	$13,427,981
Segment Profit (Loss)	1,268,560	(931,538)	337,022
Segment Assets	8,907,513	2,589,942	11,497,455

	For the Quarter Ended June 30, 2004
	Seismic Acquisition	Data Processing	Totals
Revenues from external customers	$8,746,450	$682,578	$9,429,028
Segment Profit (Loss)	62,312	(1,098,345)	(1,036,033)
Segment Assets	7,190,563	2,825,473	10,016,036

	For the Six Months Ended June 30, 2005
	Seismic Acquisition	Data Processing	Totals
Revenues from external customers	$24,321,748	$2,267,069	$26,588,817
Segment Profit (Loss)	2,236,444	(1,693,785)	542,659
Segment Assets	8,907,513	2,589,942	11,497,455

	For the Six Months Ended June 30, 2004
	Seismic Acquisition	Data Processing	Totals
Revenues from external customers	$19,997,657	$1,348,334	$21,345,991
Segment Profit (Loss)	824,313	(1,910,993)	(1,086,680)
Segment Assets	7,190,563	2,825,473	10,016,036

The following table reconciles reportable segment profit (loss) to consolidated profit (loss):

	For the Quarter Ended June 30
	2005	2004
PROFIT OR (LOSS)
Total profit (loss) for reportable segments	$337,022	$(1,036,033)
Unallocated amounts:
Corporate expenses net of interest earnings	(215,379)	(308,482)
Corporate interest expense	(2,624)	(2,111)
Depreciation	(840)	(1,038)
Total Consolidated Profit (Loss)	$118,179	$(1,347,664)

	For the Six Months Ended June 30
	2005	2004
PROFIT OR (LOSS)
Total profit (loss) for reportable segments	$542,659	$(1,086,680)
Unallocated amounts:
Corporate expenses net of interest earnings	(507,619)	(558,727)
Corporate interest expense	(5,145)	(4,500)
Depreciation	(1,812)	(2,002)
Total Consolidated Profit (Loss)	$28,083	$(1,651,909)

6.   Comprehensive Income (Loss)

SFAS 130 “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. The Company has comprehensive income (loss) related to changes in foreign currency to U.S. dollar exchange rates, which is recorded as follows:

	Three Months Ended June 30
	2005	2004
Net income (loss)	$118,179	$(1,347,664)
Foreign currency translation adjustment	(22,954)	—
Comprehensive income (loss)	$95,225	$(1,347,664)

	Six Months Ended June 30
	2005	2004
Net income (loss)	$28,083	$(1,651,909)
Foreign currency translation adjustment	(24,862)	—
Comprehensive income (loss)	$3,221	$(1,651,909)

7.   Earnings (Loss) per Common Share

The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and when appropriate, restated to conform to the Statement 128 requirements. The company’s calculation of diluted shares for the three months ended June 30, 2005 excluded 105,189 shares associated with employee options and 8,333,000 shares related to convertible preferred stock. The impact of such items are excluded from the calculation of earnings per common share on a diluted basis as their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted earnings (loss) per common share:

	Three months Ended June 30		Six months Ended June 30
	2005	2004	2005	2004
Numerator:
Income (Loss) applicable to common stockholders	$74,755	$(1,347,664)	$(58,764)	$(1,651,909)
Denominator
Denominator for basic earnings (loss) per common share	18,992,113	18,992,113	18,992,113	18,992,113
Effect of dilutive securities—employee stock options	1,181,781	—	—	—
Denominator for diluted earnings (loss) per common share	20,173,894	18,992,113	18,992,113	18,992,113
Earnings (Loss) per common share
Basic	$0.00	$(0.07)	$(0.00)	$(0.09)
Diluted	$0.00	$(0.07)	$(0.00)	(0.09)

8.   Subsequent Events

On August 1, 2005, the Company announced it had entered into an agreement to purchase all of the stock of Trace Energy Services, Ltd. (“Trace”) of Calgary, Alberta, Canada for approximately CDN $35,000,000 in cash, subject to certain adjustments, and 1,000,000 shares of Geokinetics common stock. Trace, which operates in the United States and Canada, performs 2-D, 3-D and 4-D seismic surveys using both conventional analog and digital seismic equipment for a wide range of customers exploring for oil and gas reserves. Trace also has the technical capability to record shear wave data utilizing the I/O System Four Vectorseis recording system. Closing of the transaction, which is subject to certain conditions contained in the purchase agreement, including receipt of satisfactory financing, is expected to occur during the fourth quarter of 2005. Completion of the transaction will provide the Company with geographic diversification and revenue expansion opportunities and allow the Company to operate as many as nine seismic crews in the North American market.

Effective August 8, 2005, Quantum elected to exercise its option to purchase a 5040 channel RSR System II under the terms and conditions of a certain letter agreement by and between Quantum and an industry equipment supplier. Prior to exercising this option, Quantum has been leasing the underlying equipment on a month to month basis since mid January of this year. Quantum is now obligated to make payments totaling approximately $1,753,000 over the period of July, 2005 through May 2006 to satisfy the option. Upon satisfactory completion of the above noted payments, Quantum will have satisfied the option obligations and title to the underlying equipment will pass to Quantum.

Item 2.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

Certain matters discussed in this quarterly report, except for historical information contained herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this report, words such as “anticipates”, “believes”, “expects”, “estimates”, “intends”, “plans”, “projects” and similar expressions, as they relate to the Company or management, identify forward-looking statements. Forward-looking statements include, among other things, business strategy and expectations concerning industry conditions, market position, future operations, profitability, liquidity and capital resources. Management’s expectations and assumptions regarding Company operations and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will be correct.

Overview

The Company provides seismic acquisition and high-end seismic data processing services to the oil and gas industry through its wholly-owned subsidiaries, Quantum Geophysical, Inc.(“Quantum”) and Geophysical Development Corporation (“GDC”).

The seismic service industry is dependent upon the spending levels established by oil and gas companies for exploration, development, exploitation and production of oil and natural gas. These spending levels have traditionally depended upon the prices paid for oil and natural gas. During the late 1990’s and early 2000’s, oil and natural gas exploration activities slowed as a result of a precipitous drop in oil and natural gas prices which occurred during 1998 and 1999. However, the oil and natural gas industry has seen significant increases in activity resulting from continuing high commodity prices for oil and natural gas. The Company’s seismic acquisition segment has benefited from these increased levels of activity as well as from its reputation as a provider of high quality seismic surveys. The Company has seen its seismic acquisition revenues increase year over year for the past several years. Results for the first six months of 2005 increased from the levels attained during the same period of 2004. While demand for the Company’s services has significantly improved, the Company continues to experience significant competition in its marketplace which has prevented the Company from benefiting from increased pricing for its services.

During the second quarter of 2005, the Company continued to operate three seismic acquisition crews on a continuous basis. The Company believes that its current backlog for seismic acquisition projects is sufficient to keep three seismic acquisition crews in operation into early 2006. In order to field a third seismic acquisition crew, the Company has been leasing the necessary seismic acquisition equipment. Subsequent to the quarter-end, Quantum elected to exercise an option to purchase the equipment it had previously been leasing. The Company will continue to aggressively compete for additional seismic acquisition projects from both existing and prospective clients.

During the second quarter of 2005, revenues at the Company’s seismic data processing segment continued to increase, when compared to the same period of 2004, and the segment experienced a small improvement in operating results. This is the fourth consecutive quarter that revenues have increased when compared to the respective prior year’s quarterly periods. While the Company is encouraged by this situation, it can not as yet give its assurance that this trend will continue. The Company’s seismic data processing segment continues to operate at a significant loss and has not as yet benefited from improved industry conditions. The Company continues in its efforts to upgrade both its technological capabilities as well as the capabilities of its professional staff.

Subsequent to the end of the second quarter, the Company entered into an agreement to purchase all of the stock of Trace Energy Services Ltd. (“Trace”) of Calgary, Alberta, Canada for approximately CDN $35,000,000 in cash, subject to certain adjustments, and 1,000,000 shares of Geokinetics common stock. Trace, which operates in the United States and Canada, performs 2-D 3-D and 4-D seismic surveys using both conventional analog and digital seismic equipment for a wide range of customers exploring for oil and gas reserves. Trace also has the technical capability to record shear wave data utilizing the I/O System Four Vectorseis recording system. Closing of the transaction, which is subject to certain conditions contained in the purchase agreement, including receipt of satisfactory financing, is expected to occur during the fourth quarter of 2005. Upon completion of the transaction, the Company will have the ability to operate as many as nine seismic crews in the North American market and provides the Company with geographic diversification and revenue expansion opportunities.

Results of Operations

Revenues for the first six months of 2005 totaled $26,588,817 as compared to $21,345,991 for the same period of 2004, an increase of 25%. For the three months ended June 30, 2005, revenues totaled

$13,427,981, as compared to $9,429,028 for the same period of fiscal year 2004, an increase of 42%. This increase in revenue is primarily attributable to the Company’s seismic acquisition segment. Seismic acquisition revenue totaled $24,321,748 as compared to $19,997,657 for the first six months of 2004, an increase of 22%. Seismic data processing revenue totaled $2,267,069 at June 30, 2005 as compared to $1,348,334 for the same period of 2004, an increase of 68%. While demand for the Company’s services improved during the second quarter of 2005, the Company continues to experience significant competition at both its operating segments which tends to prevent the Company from substantially increasing the prices it can charge for its services.

Operating expenses for the six months ended June 30, 2005 totaled $24,792,013 as compared to $21,112,533 for the same period of 2004, an increase of 17%. For the quarter ended June 30, 2005, operating expenses totaled $12,543,488 as compared to $9,844,964 for the same quarter of 2004, an increase of 27%. These increases are primarily the result of increased activity at both of the Company’s operating segments. Seismic acquisition operating expenses for the first six months of 2005 increased 16% to $21,477,088 from $18,450,773 for the same period of 2004. For the six months ended June 30, 2005, seismic data processing operating expenses totaled $3,314,925 as compared to $2,661,760 for the same period of 2004, an increase of 25%. Increased operating expenses at the seismic acquisition segment resulted primarily from increased activity and the fielding of a third crew. Operating expenses increased at the Company’s seismic data processing segment primarily due to increased levels of activity as well as costs associated with the upgrading of the segment’s professional staff.

General and administrative expense for the six months ended June 30, 2005 was $1,217,727 as compared to $1,230,225 for the same period of 2004, a decrease of 1%. For the quarter ended June 30, 2005 general and administrative expense totaled $515,385, as compared to $639,928 for the same period of fiscal 2004, a decrease of 19%. Decreases in general and administrative expense are primarily attributable to personnel expenditure stability and decreased legal expenditures.

Depreciation and amortization expense for the six months ended June 30, 2005 totaled $388,588 as compared to $445,107 for the same period of 2004, a decrease of 13%. For the three months ended June 30, depreciation and amortization expense decreased from $183,308 in 2004 to $176,267 in 2005, a decrease of 4%. This decrease is primarily the result of a continuing decline in the basis of the Company’s depreciable assets.

Interest expense (net of interest income) for the first six months of 2005 decreased 23% to $162,641 as compared to $210,547 for the same period of 2004. Interest expense for the quarter ended June 30, 2005 decreased to $74,780, as compared to $108,890 for the same period of 2004, a decrease of 31%. This decrease was primarily due to the continuing reduction in the balances of the Company’s long-term debt and GeoLease liability.

The Company had a net loss applicable to common stockholders of $58,764, or $(0.00) per share, for the six months ended June 30, 2005 as compared to a net loss applicable to common stockholders of $1,651,909, or $(0.09) per share, for the same period of 2004. For the three months ended June 30, 2005, the Company had income applicable to common stockholders of $74,755, or $0.00 per share, as compared to a net loss applicable to common stockholders of $1,347,664, or $(0.07) per share for the same period of 2004. The reduction in the Company’s net loss of approximately 96% is primarily due to an increase in operating profits at the Company’s seismic acquisition segment.

Liquidity and Capital Resources

The Company’s primary sources of cash are cash flow generated by its seismic acquisition and seismic data processing segments, private equity transactions, equipment financing and trade credit. The Company’s primary uses of cash are for operating expenses associated with its seismic acquisition and seismic data processing segments and expenditures associated with upgrading and expanding of the

Company’s operating segment’s capital asset base. As such, the Company’s ability to maintain adequate cash balances is dependent upon levels of future demand for the services it provides to its customers. In the past, the Company has relied upon cash flows from operations and private placements of equity and debt to meet its working capital and capital expenditure requirements.

On May 2, 2003, the Company completed a comprehensive debt restructuring with its principal creditors. Pursuant to the restructuring the Company (i) effected a reverse stock split of its common stock at a ratio of 1-for-100, (ii) eliminated approximately $80,000,000 in long-term debt obligations through cash settlements or debt conversions into common stock, (iii) reduced and restructured its obligations to GeoLease, and (iv) completed a $3,500,000 private placement from a group of private investors.

At the time of the May, 2003 restructuring, the Company’s accrued lease obligation to GeoLease was reduced to $3,700,000 from $6,675,530. The outstanding balance of $3,700,000 was frozen as of May 2, 2003 but accrued interest at 6% per annum from May 1, 2002 until April 30, 2004 when such balance, plus accrued and unpaid interest, would be payable in full. In addition, the Company’s monthly payments under the lease, for continuing use of the seismic acquisition equipment, were reduced from $260,000 to $62,400 (inclusive of any applicable taxes) beginning May 1, 2002 until April 30, 2004.

On April 14, 2004, the Company and GeoLease agreed to a comprehensive restructuring of the equipment lease pursuant to the Amendment No. 2 of the equipment lease. Pursuant to the restructuring, the Company is allowed to pay GeoLease the outstanding accrued lease obligation as of April 30, 2004 (totaling $4,170,419) in 48 monthly installments beginning May 1, 2004 and ending with a final payment in April, 2008. The outstanding balance accrues interest at 8% per annum. The Company’s monthly lease payments were reduced from $62,400 to $31,200 per month for the period beginning May 1, 2004 until October 31, 2004, further reduced to $21,200 per month for the period beginning November 1, 2004 until April 30, 2005, further reduced to $11,200 per month for the period beginning May 1, 2005 until April 30, 2007, and further reduced to $5,600 per month for the period beginning May 1, 2007 until April 30, 2008. Under the terms of Amendment No. 2, the Company is also required to make mandatory annual prepayments of the outstanding accrued lease obligation should the Company have positive “Free Cash Flow” (as defined in Amendment No. 2) as calculated for each of the calendar years ending December 31, 2004 through December 31, 2007 until the balance is paid in full. At the year end of each period, the Company will calculate its consolidated “Free Cash Flow” and for the period ended December 31, 2004 pay 37.5% of its calculated “Free Cash Flow” as a prepayment to GeoLease and in each of the subsequent yearly periods pay 50% of its calculated “Free Cash Flow” to GeoLease. Any such prepayment will be applied to the last installments of the outstanding accrued lease obligation first. Amendment No. 2 also requires the Company to make prepayments of cash proceeds received pursuant to certain financing transactions and certain sales of assets outside the ordinary course of business. At December 31, 2004, the Company was not obligated to make a prepayment to GeoLease.

On November 30, 2004, the Company completed a $2,499,900 equity financing from private investment sources. The financing consisted of an issue of 8,333 shares of Series A Senior Convertible Preferred Stock (“Convertible Preferred Stock”) priced at $300 per share, which is convertible into common at $.30 cents per share. The Convertible Preferred Stock accrues dividends at the rate of 6% per annum, compounded annually which are payable in cash when, and if, declared. All unpaid dividends are cumulative and accrue, compounded annually, regardless of whether or not the Company has funds legally available for the payment of such dividends. The Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance. The Convertible Preferred Stock is automatically converted into common stock immediately upon the Company’s sale of common stock in an underwritten public offering (a) at a price per share yielding the Company net proceeds of not less than $1.20, (b) resulting in net proceeds to the Company and selling stockholders, if any, of not less than $20,000,000 and (c) after which the Company’s common stock is listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation

System National Market (the “NASDAQ”) . If, at any time after October 31, 2009, the holders of not less than 51% of the Convertible Preferred Stock then outstanding deliver written notice to the Company of such holders desire to redeem, all outstanding Convertible Preferred Stock, if not previously converted, shall be redeemed. At any time after October 31, 2011, the Company is entitled to redeem all outstanding Convertible Preferred Stock, if not previously converted. After completion of this transaction, the Company had 27,325,113 shares of common stock outstanding, assuming conversion of the Convertible Preferred Stock.

Net cash provided by operating activities was $3,107,613 for the first six months of 2005 as compared to cash used by operating activities of $2,070,583 for the first six months of 2004. These amounts result from the Company’s operating results adjusted by changes in working capital and depreciation. The increase in cash provided by operating activities in the first six months of 2005 was primarily the result of improvement in the Company’s net income and an increase in the Company’s accounts payable and accrued liabilities balances.

Net cash used in investing activities was $417,240 for the first six months of 2005 and $291,815 for the first six months of 2004. These amounts represent capital expenditures made during the respective six month periods. The increase in investing activities during the first six months of 2005 was a result of the outfitting of a third seismic acquisition crew and compute capacity increases at the Company’s seismic data processing segment.

Net cash used in financing activities was $1,448,924 for the six months ended June 30, 2005 and $1,443,315 for the six months ended June 30, 2004. These totals represent payments made on the Company’s various debt obligations.

Quantum’s exercise of an option to purchase certain leased equipment subsequent to the end of the second quarter created an obligation to make payments totaling approximately $1,753,000 over the period of July, 2005 through May, 2006.

The Company believes that its current cash balances and anticipated cash flow from its seismic acquisition and seismic data processing operations will provide sufficient liquidity to continue operations beyond 2005. While industry conditions appear to be improving, the Company continues to experience significant competition in its markets. Should the Company’s current sources of liquidity not meet its operating requirements, the Company would be forced to seek outside sources of capital to meet its operating and capital requirements.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements for the six-month period ended June 30, 2005 that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Critical Accounting Policies and Estimates

There were no changes to the Company’s Critical Accounting Policies, as described in its Annual Report on Form 10-K, during the six months ended June 30, 2005.

Item 3.                        Quantitative and Qualitative Disclosures About Market Risk

In the normal course of operations, the Company is exposed to market risks arising from adverse changes in interest rates. Market risk is defined for these purposes as the potential for change in the fair value of debt instruments resulting from an adverse movement in interest rates. As of June 30, 2005 the Company’s financial instruments consist of cash, accounts receivable, accounts payable and notes payable, the GeoLease liability and redeemable preferred stock. The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable and accounts payable approximate fair market value due to the short maturity of those instruments. The carrying amount of debt reported in the consolidated balance sheets approximate fair value because, in general, the interest on the underlying instruments approximates market rates. The carrying amount of redeemable preferred stock approximates fair value as the securities were sold on November 30, 2004 in an arm’s length transaction for which a fairness opinion was issued by an independent third party. The Company is not a party to any hedge arrangements, commodity swap agreement or other derivative financial instruments. The Company’s seismic acquisition segment operates exclusively within the United States. The Company’s seismic data processing segment utilizes a foreign subsidiary, located in the United Kingdom, to conduct operations outside of the United States. This operation exposes the Company to market risks from changes in foreign exchange rates. However, to date, the level of activity has not been of a material nature.

Item 4.                        Controls and Procedures

Under the supervision and with the participation, of the Company’s management, including the Company’s principal executive officer and principal financial officer, the Company has performed an evaluation of the design, operation and effectiveness of its disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as of June 30, 2005. Based on that evaluation, the Company’s principal executive officer and principal financial officer concluded that such disclosure controls and procedures are effective in enabling the Company to record, process, summarize and report information required to be included in its reports filed or submitted under the Exchange Act within the required time period. There have not been any changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) of the Securities Exchange Act) during the six months ended June 30, 2005 that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1.                        Legal Proceedings

Neither the Company nor any of its subsidiaries is a party to any pending legal proceedings other than certain routine litigation that is incidental to the Company’s business and that the Company believes is unlikely to materially impact the Company. Moreover, the Company is not aware of any such legal proceedings that are contemplated by governmental authorities with respect to the Company, any of its subsidiaries, or any of their respective properties.

Item 6.                        Exhibits

Exhibits filed with this report:

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended, filed herewith.
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended, filed herewith.
32.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 filed herewith.
32.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEOKINETICS INC.
Date: August 15, 2005	/s/ DAVID A. JOHNSON
David A. Johnson
President and Chief Executive Officer
Date: August 15, 2005	/s/ THOMAS J. CONCANNON
Thomas J. Concannon
Vice President and Chief Financial Officer

Exhibit 31.1

CERTIFICATION

I, David A. Johnson, certify that:

1.                I have reviewed this quarterly report on Form 10-Q of Geokinetics Inc.

2.                Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a - 15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)                Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)               Designed such internal control over financial reporting or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)                Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)                all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)               any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2005	/s/ DAVID A. JOHNSON
David A. Johnson
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Thomas J. Concannon, certify that:

1.                I have reviewed this quarterly report on Form 10-Q of Geokinetics Inc.

2.                Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)                Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)               Designed such internal control over financial reporting or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)                Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)                all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)               any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 15, 2005	/s/ THOMAS J. CONCANNON
Thomas J. Concannon
Vice President and Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO 18 U.S.C. § 1350
AS ADOPTED PURSUANT TO SECTION 906 OF SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Geokinetics Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David A. Johnson, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)   The Report fully complies with the requirements of section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

(2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 15, 2005	/s/ DAVID A. JOHNSON
David A. Johnson
President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. § 1350
AS ADOPTED PURSUANT TO SECTION 906 OF SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Geokinetics Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Thomas J. Concannon, Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)   The Report fully complies with the requirements of section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

(2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 15, 2005	/s/ THOMAS J. CONCANNON
Thomas J. Concannon
Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Geokinetics Inc. and Subsidiaries
Houston, Texas

We have reviewed the accompanying interim balance sheet of Geokinetics Inc. and Subsidiaries as of June 30, 2005 and 2004, and the related interim statements of income for the three- and six-month periods ended June 30, 2005 and 2004, and the related interim statements of cash flows for the six-month periods ended June 30, 2005 and 2004. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee. We will pay all these expenses.

Amount to be Paid
SEC Registration Fees	$7,727.99
Legal Fees and Expenses	$188,000.00
Accounting Fees and Expenses	35,000.00
Transfer Agent and Registrar Fees	5,000.00
Miscellaneous	—
Total	$235,727.99

Item 14.                 Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification maybe made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Article 12 of Geokinetics’ Certificate of Incorporation provides as follows:

(1)   The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)   The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3)   To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suite or proceeding referred to in this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)   Any indemnification under parts (1) and (2) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth herein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)   Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

(6)   The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)   The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was, a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

(8)   For purposes of this Article, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent)

absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Article 6 of the Registrant’s Bylaws, provides, in substance, that any current or former directors, officers, employees and agents, or any person who served or is serving at the request of Geokinetics as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. In addition, the Bylaws provide that such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

Geokinetics maintains directors’ and officers’ liability and corporation reimbursement insurance for the benefit of the company and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware law and the Registrant’s Bylaws.

Item 15.                 Recent Sales of Unregistered Securities.

The Private Placement

On November 30, 2005, in connection with a private placement (the “Private Placement”), Geokinetics Inc. (“Geokinetics”) issued 20,120,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) for an aggregate price of $25,150,000. In connection with the Private Placement, Geokinetics (i) entered into a Securities Purchase Agreement and a Registration Rights Agreement with a limited number of purchasers (the “Purchasers”), and (ii) issued five-year warrants to purchase an aggregate of 2,012,000 additional shares of Geokinetics Common Stock at a price of $2.00 per share (the “Warrants”).

On December 1, 2005, Geokinetics used substantially all of the net proceeds from the private placement to fund the acquisition of Trace Energy Services Ltd., which closed simultaneously with the Private Placement.

On December 9, 2005, in connection with the Private Placement and under identical terms as the initial sale, Geokinetics issued an additional 4,550,000 shares and warrants to purchase an additional 455,000 shares of Common Stock for an aggregate price of $5,687,500. As partial consideration for their services in acting as private placement agent in both closing, Geokinetics issued RBC Capital Markets Corporation (“RBC”) warrants to purchase up to 274,050 shares of Common Stock. The Company intends to use the proceeds from the second sale, as well as any proceeds from the exercise of the Warrants, for general corporate purposes and additional working capital.

The Common Stock and Warrants were issued pursuant to the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Each of the Purchasers represented to the Company that such person or entity was an “accredited investor” as defined in Regulation D under the Securities Act and that the securities were acquired for the Investor’s own account and without a view to the distribution of such securities.

The Trace Acquisition

On December 1, 2005, Geokinetics completed the acquisition of all of the issued and outstanding common shares of stock of Trace Energy Services Ltd., headquartered in Calgary, Alberta, Canada (the “Acquisition”). As previously reported, Geokinetics entered into a Securities Purchase Agreement on July 29, 2005 to purchase all outstanding shares of Trace for CDN $35,000,000 in cash, subject to certain adjustments, and 1,000,000 shares of Geokinetics Common Stock. The securities were issued pursuant to the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Each of the Purchasers represented to the Company that such person or entity was an “accredited investor” as defined in Regulation D under the Securities Act and that the securities were acquired for the Investor’s own account and without a view to the distribution of such securities.

On November 30, 2005, Geokinetics, SCF-III, L.P. (“SCF”), and James White (“White” and together with SCF, the “Sellers”) entered into a First Amendment to the Stock Purchase Agreement (the “First Amendment”). The First Amendment amended Section 2.2 of the Stock Purchase Agreement with respect to the payment of the purchase price. Geokinetics and the Sellers also entered into a Registration Rights Agreement dated November 30, 2005, granting certain registration rights to the Sellers with respect to the shares of Common Stock issued or issuable as part of the purchase price.

Item 16.                 Exhibits and Financial Statement Schedules.

Exhibit Number	Description
3.1*

Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3(a) to Amendment No. 1 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 25, 1980 (file no. 000-09268)).

3.2*

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with the Securities and Exchange Commission on April 24, 1996 (file no. 000-09268)).

3.3*

Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on July 14, 1997 (incorporated by reference from Exhibit 3.3 to Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1998 (file no. 000-09268)).

3.4*

Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on November 24, 1997 (incorporated by reference from Exhibit 3.4 to Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1998 (file no. 000-09268)).

3.5*	Amended and Restated Bylaws of the Company (incorporated by reference from Exhibit 3.5 to Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1998 (file no. 000-09268)).
5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin.
10.1*

Stock Purchase Agreement, dated July 29, 2005, by and among Geokinetics Inc., SCF-III, L.P., and James White (incorporated by reference from Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 4, 2005 (file no 000-09268)).

10.2*

Letter Agreement, effective August 8, 2005, by and between Mitcham Industries, Inc., and Quantum Geophysical Inc., (incorporated by reference from Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 11, 2005 (file no 000-09268)).

10.3*

Lease Agreement No. C001887 dated June 10, 2005, by and between Mitcham Industries, Inc., and Quantum Geophysical, Inc., (incorporated by reference from Exhibit 10.2 to Form 8-K filed with the Securities and Exchange Commission on August 11, 2005 (file no 000-09268)).

10.4*

Form of Securities Purchase Agreement, dated November 30, 2005, by and among Geokinetics Inc. and the Purchasers named therein (incorporated by reference from Exhibit 10.1 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.5*

Form of Registration Rights Agreement, dated November 30, 2005, by and among Geokinetics Inc. and the Holders named therein (incorporated by reference from Exhibit 10.1 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.6*

Form of Registration Rights Agreement, dated November 30, 2005, by and among Geokinetics Inc., SCF-III, L.P. and James White (incorporated by reference from Exhibit 10.5 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.7*

First Amendment to Stock Purchase Agreement, dated November 30, 2005, by and among Geokinetics Inc., SCF-III, L.P. and James White (incorporated by reference from Exhibit 10.4 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.8*

Escrow Agreement, dated November 30, 2005, by and among SCF-III, L.P., James White, Geokinetics Inc., and Amegy Bank National Association (incorporated by reference from Exhibit 10.6 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.9*

Lease Agreement dated October 1, 1999 as amended and restated as of May 2, 2003 between the Company and GeoLease Partners, L.P. (incorporated by reference from Exhibit 10.4 to Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2003 (file no. 000-09268)).

10.10*

Payoff Letter, dated November 30, 2005, from Geokinetics Inc. to GeoLease Partners, L.P. (incorporated by reference from Exhibit 10.8 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.11*

Form of Fifth Amended and Restated Credit Agreement, dated November 30, 2005, between HSBC Bank Canada and Trace Energy Services Ltd. and Trace Energy Services, Inc., Geokinetics Inc., Quantum Geophysical, Inc. and Geophysical Development Corporation, as Guarantors. (incorporated by reference from Exhibit 10.9 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

23.1	Consent of Chamberlain, Hrdlicka, White, Williams & Martin (included in Exhibit 5.1).
24.1	Power of Attorney.

*                    previously filed

Item 17.                 Undertakings.

The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 30, 2005.

GEOKINETICS INC.
/s/ THOMAS J. CONCANNON
Thomas J. Concannon,
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID A. JOHNSON	President, Chief Executive Officer, and	December 30, 2005
David A. Johnson	Director
/s/ THOMAS J. CONCANNON	Vice President and Chief Financial	December 30, 2005
Thomas J. Concannon	Officer
/s/ MICHAEL A. SCHOTT	Vice President of Financial Reporting	December 30, 2005
Michael A. Schott	and Compliance and Chief Accounting Officer
/s/ WILLIAM R. ZIEGLER	Director (Non-executive Chairman)	December 30, 2005
William R. Ziegler
/s/ STEVEN A. WEBSTER	Director	December 30, 2005
Steven A. Webster
	Director	December 30, 2005
Christopher M. Harte
/s/ DANIEL F. HARRISON	Director	December 30, 2005
Daniel F. Harrison

The foregoing directors constituting all of the Board of Directors

*By
/s/ THOMAS J. CONCANNON
Thomas J. Concannon
(Attorney-in-fact for the persons indicated.)

Exhibit Index

Exhibit Number	Description
3.1*

Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3(a) to Amendment No. 1 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 25, 1980 (file no. 000-09268)).

3.2*

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with the Securities and Exchange Commission on April 24, 1996 (file no. 000-09268)).

3.3*

Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on July 14, 1997 (incorporated by reference from Exhibit 3.3 to Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1998 (file no. 000-09268)).

3.4*

Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on November 24, 1997 (incorporated by reference from Exhibit 3.4 to Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1998 (file no. 000-09268)).

3.5*	Amended and Restated Bylaws of the Company (incorporated by reference from Exhibit 3.5 to Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1998 (file no. 000-09268)).
5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin.
10.1*

Stock Purchase Agreement, dated July 29, 2005, by and among Geokinetics Inc., SCF-III, L.P., and James White (incorporated by reference from Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 4, 2005 (file no 000-09268)).

10.2*

Letter Agreement, effective August 8, 2005, by and between Mitcham Industries, Inc., and Quantum Geophysical Inc., (incorporated by reference from Exhibit 10.1 to Form 8-K filed with the Securities and Exchange Commission on August 11, 2005 (file no 000-09268)).

10.3*

Lease Agreement No. C001887 dated June 10, 2005, by and between Mitcham Industries, Inc., and Quantum Geophysical, Inc., (incorporated by reference from Exhibit 10.2 to Form 8-K filed with the Securities and Exchange Commission on August 11, 2005 (file no 000-09268)).

10.4*

Form of Securities Purchase Agreement, dated November 30, 2005, by and among Geokinetics Inc. and the Purchasers named therein (incorporated by reference from Exhibit 10.1 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.5*

Form of Registration Rights Agreement, dated November 30, 2005, by and among Geokinetics Inc. and the Holders named therein (incorporated by reference from Exhibit 10.1 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.6*

Form of Registration Rights Agreement, dated November 30, 2005, by and among Geokinetics Inc., SCF-III, L.P. and James White (incorporated by reference from Exhibit 10.5 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.7*

First Amendment to Stock Purchase Agreement, dated November 30, 2005, by and among Geokinetics Inc., SCF-III, L.P. and James White (incorporated by reference from Exhibit 10.4 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.8*

Escrow Agreement, dated November 30, 2005, by and among SCF-III, L.P., James White, Geokinetics Inc., and Amegy Bank National Association (incorporated by reference from Exhibit 10.6 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.9*

Lease Agreement dated October 1, 1999 as amended and restated as of May 2, 2003 between the Company and GeoLease Partners, L.P. (incorporated by reference from Exhibit 10.4 to Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2003 (file no. 000-09268)).

10.10*

Payoff Letter, dated November 30, 2005, from Geokinetics Inc. to GeoLease Partners, L.P. (incorporated by reference from Exhibit 10.8 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

10.11*

Form of Fifth Amended and Restated Credit Agreement, dated November 30, 2005, between HSBC Bank Canada and Trace Energy Services Ltd. and Trace Energy Services, Inc., Geokinetics Inc., Quantum Geophysical, Inc. and Geophysical Development Corporation, as Guarantors. (incorporated by reference from Exhibit 10.9 to Current Report Form 8-K filed with the Securities Exchange Commission on December 2, 2005 (file no. 000-09268)).

23.1	Consent of Chamberlain, Hrdlicka, White, Williams & Martin (included in Exhibit 5.1).
24.1	Power of Attorney.

*                    previously filed